UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FAIRPOINT COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FairPoint Communications, Inc. 521 East Morehead Street, Suite 500 Charlotte, NC 28202 (704) 344-8150

April 23, 2012

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of FairPoint Communications, Inc. to be held at 11:00 a.m., EDT, on Wednesday, May 30, 2012, at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202. The formal notice of annual meeting appears on the next page.

In addition to the formal items of business to be brought before the meeting, I will be pleased to report on the activities of the past year and items of interest about FairPoint.

We look forward to greeting personally those shareholders who are able to be present at the meeting. However, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to complete your proxy, which can be submitted by Internet, telephone or mail, promptly.

Very truly yours,

Paul H. Sunu
Director and Chief Executive Officer

FAIRPOINT COMMUNICATIONS, INC.

521 East Morehead Street, Suite 500

Charlotte, North Carolina 28202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on May 30, 2012

TO THE SHAREHOLDERS:

You are cordially invited to attend the annual meeting of shareholders of FairPoint Communications, Inc., a Delaware corporation, which will be held at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202, on Wednesday, May 30, 2012, at 11:00 a.m., EDT, for the following purposes:

1.

To elect the eight directors nominated by our board of directors and named in the Proxy Statement to serve until our next annual meeting of shareholders and until their successors are duly elected and qualified;

2.	To approve, by a non-binding advisory vote, our named executive officer compensation;

3.	To recommend, by a non-binding advisory vote, the frequency of the advisory vote on our named executive officer compensation;

4.	To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

5.	To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on April 10, 2012, the record date for the annual meeting.

Whether or not you plan to attend, please complete a proxy promptly—by Internet, telephone or mail, as instructed on the proxy card so that your shares may be represented and voted at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on May 30, 2012. On or about April 23, 2012, we will mail a printed copy of this proxy statement, a proxy card and FairPoint’s annual report for the year ended December 31, 2011, which we refer to collectively as the proxy materials. The proxy materials will also be available at http://bnymellon.mobular.net/bnymellon/frp.

By Order of the Board of Directors,

Shirley J. Linn

Executive Vice President,

General Counsel and Secretary

April 23, 2012

FAIRPOINT COMMUNICATIONS, INC.

521 East Morehead Street, Suite 500

Charlotte, North Carolina 28202

PROXY STATEMENT

Annual Meeting of Shareholders

to be held on May 30, 2012

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is being furnished in connection with the solicitation by the board of directors of FairPoint Communications, Inc. of proxies to be voted at the annual meeting of shareholders on May 30, 2012. On or about April 23, 2012, we expect to begin mailing to shareholders of record this proxy statement, the proxy card and a copy of FairPoint’s annual report for the year ended December 31, 2011, which we refer to collectively as the proxy materials.

The principal executive offices of FairPoint Communications, Inc., a Delaware corporation, are located at 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202 and our telephone number is (704) 344-8150.

The term “FairPoint” (as well as the words “we,” “us” and “our”) refers to FairPoint Communications, Inc. excluding its subsidiaries and the term the “Company” refers to FairPoint and its subsidiaries. References to “you” or “your” refer to FairPoint’s shareholders.

In this section of the proxy statement, we answer some common questions regarding the annual shareholders meeting and the voting of shares of common stock at the annual meeting.

Where and when will the annual meeting be held?

The date, time and place of the annual meeting are: May 30, 2012 at 11:00 a.m., EDT, at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202.

Why am I receiving this proxy statement?

This proxy statement was prepared under the direction of our board of directors to solicit your proxy for voting at our annual meeting. You have received this proxy statement because our board of directors is asking for your proxy to vote your shares at the annual meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the meeting. But you do not have to attend in order to vote your shares. Instead, you may vote your shares by Internet, telephone or mail, as instructed on the proxy card.

What do I need to attend the annual meeting and when should I arrive?

The annual meeting will be held at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202. Admission to the annual meeting will begin at 10:15 a.m. for the 11:00 a.m. meeting.

In order to be admitted to the annual meeting, you should:

•	Provide enough time to ensure that you are seated by the commencement of the annual meeting at 11:00 a.m.; and

•

Bring photo identification, such as a driver’s license, and proof of ownership of FairPoint stock on the record date, April 10, 2012, such as a brokerage statement or letter from a bank or broker indicating ownership on April 10, 2012, a proxy card, legal proxy or voting instruction card provided by your broker, bank or nominee.

Any holder of a proxy from a shareholder must present a properly executed legal proxy and a copy of the proof of ownership.

If you do not provide photo identification and comply with the other procedures outlined above for attending the annual meeting in person, we will be unable to admit you to attend in person.

What can I vote on at the meeting?

There are four matters scheduled to be voted on at the annual meeting:

(1)

The election of the eight directors nominated by our board of directors and named in this proxy statement to serve until our next annual meeting of shareholders and until their successors are duly elected and qualified;

(2)	The approval, by a non-binding advisory vote, of our named executive officer compensation;

(3)	The recommendation, by a non-binding advisory vote, on the frequency of the advisory vote on our named executive officer compensation; and

(4)	The consideration and voting upon a proposal to ratify the appointment of Ernst &Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

In addition, at the annual meeting we will transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote your shares “FOR” the election of each of the nominees to the board of directors, “FOR” for the approval of our named executive officer compensation, “1 YEAR” on the advisory vote for our named executive officer compensation and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2012.

Who can vote?

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on April 10, 2012, the record date for determining the shareholders who are entitled to vote at the annual meeting. As of the close of business on April 10, 2012, there were a total of 26,215,302 shares of our common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own. Holders of shares of common stock do not have cumulative voting rights.

What is the required vote for approval?

The election of each of our nominees for director requires a plurality of the votes cast at the annual meeting. The approval by a non-binding advisory vote of our named executive officer compensation and the ratification of the appointment of Ernst & Young LLP as our independent auditors require a majority of the votes cast on such matters at the annual meeting. The recommendation by a non-binding advisory vote on the frequency of the advisory vote on our named executive officer compensation that receives a majority of all the votes cast (every one, two or three years) will be considered the frequency recommended by the shareholders. In the event that no option receives a majority of all the votes cast, we will consider the option that receives the most votes to be the option selected by the shareholders.

How are votes counted and what happens if I abstain?

We will hold the annual meeting if shareholders representing the required quorum of shares of common stock entitled to vote either sign and return their proxy card by mail, deliver their proxy via the Internet at the website provided in the proxy materials, deliver their proxy via the toll free number provided on the proxy card or attend the annual meeting. One third of the shares of common stock entitled to vote at the annual meeting present in person or by proxy will constitute a quorum. If you submit a proxy, whether by Internet, telephone or mail, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated on the proxy card.

You may vote “for”, “against” or “abstain” on each of the proposals (other than the proposal regarding the election of the eight nominees to the board of directors). With respect to director nominations, you may vote in favor of all nominees, withhold votes on all nominees or vote in favor of and withhold votes as to specific nominees. A share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. An abstention will not have any effect on the election of directors or the proposal regarding the frequency of holding future advisory votes on named executive officer compensation. An abstention could prevent the approval of the other proposals because they do not count as affirmative votes, namely the proposal to approve on an advisory basis our named executive officer compensation and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm require the affirmative vote of the holders of a majority of the shares present and entitled to vote on each such proposal in order to pass. If you return a signed proxy card without indicating your vote on any matter, the designated proxies will vote to elect all eight directors, approve, on an advisory basis, our named executive officer compensation, recommend an annual frequency of the advisory vote on named executive officer compensation and ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2012.

Will my shares be voted if I do not provide my proxy?

Depending on the proposal, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the NASDAQ rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The proposal to ratify the appointment of Ernst & Young LLP as our independent auditors is considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions. Brokerage firms do not have the authority under the NASDAQ rules to vote on non-routine matters. The election of directors, the approval of our named executive officer compensation and the recommendation of the frequency of the advisory vote on named executive officer compensation are considered non-routine matters. If you do not provide your brokerage firm with voting instructions on these proposals, your shares will not be voted and are called “broker non-votes.”

How do I vote?

Shareholders of record may vote in person by attending the annual meeting or before the annual meeting as set forth below. Your vote is very important, so whether you plan to attend the annual meeting or not, we encourage you to vote before the annual meeting in one of the following ways if possible:

•	visiting the website shown on your proxy card, to submit a proxy via the Internet;

•	calling the toll free number shown on your proxy card, to submit a proxy via the telephone; or

•	completing, signing, dating and returning a proxy card by mail.

How do I vote prior to the annual meeting by proxy?

Follow the instructions on the proxy card to vote on the matters to be considered at the annual meeting. The individuals named and designated as proxies on the proxy card will vote your shares as you instruct. If you do not make a selection when you submit your proxy by Internet, telephone or mail, your proxy will be voted as recommended by the board of directors.

What if other matters come up at the annual meeting?

The only matters we now know of that will be voted on at the annual meeting are the proposals we have described in this proxy statement: the proposal to elect directors, the proposal to approve by a non-binding advisory vote our named executive officer compensation, the proposal to recommend the frequency of the non-binding advisory vote on our named executive officer compensation and the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012. If other matters are properly presented at the meeting, the designated proxies will vote your shares in their discretion.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote in any of the following ways:

•	by sending a written notice to the corporate secretary of FairPoint that is received prior to the annual meeting stating that the shareholder revokes its proxy;

•	by submitting a subsequent proxy by Internet, telephone or mail with a later date; or

•	by attending the annual meeting and voting your shares.

A shareholder whose shares are held in “street name” by its broker and who has directed that person to vote its shares should instruct that person in order to change its vote.

What do I do if my shares are held in “street name”?

If your FairPoint shares are registered in your name, you are a shareholder of record. If your FairPoint shares are held in the name of your broker, bank or other holder of record, your shares are held in “street name.” If your shares are held in the name of your broker, a bank or other holder of record, that party will give you instructions for voting your shares.

You may examine a list of the shareholders of record as of the close of business on April 10, 2012 for any purpose germane to the annual meeting during normal business hours during the 10-day period preceding the date of the meeting at FairPoint’s corporate headquarters, located at 521 East Morehead Street, Suite 500, Charlotte, NC 28202. This list will also be made available at the annual meeting.

What do I do if I receive duplicate sets of proxy materials?

You may receive more than one set of proxy materials. This duplication will occur if you have shares registered in different names or your shares are in more than one type of account maintained by Computershare Shareowner Services LLC (formerly BNY Mellon Shareowner Services), our transfer agent. To have all your shares voted, you should vote each set of proxy materials you receive.

What is “householding”?

“Householding” allows companies to deliver only one copy of notices and other proxy materials to multiple shareholders who share the same address (if they appear to be members of the same family) unless the Company has received contrary instructions from an affected shareholder. We do not offer “householding” for shareholders of record. Please contact your broker if you are not a shareholder of record to find out if your broker offers “householding”.

Who will count the votes?

Computershare Shareowner Services LLC, our transfer agent, will count the votes and a FairPoint Assistant General Counsel will serve as the inspector of election.

Where do I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will also publish the final results on Form 8-K, which we will file with the Securities and Exchange Commission (the “SEC”) within four business days after the annual meeting. Once filed, you can request a copy of the Form 8-K by contacting our Investor Relations department at (866) 377-3747 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the Internet at www.fairpoint.com on the “Investor Relations” page, under the “SEC Filings” caption, or through the SEC’s electronic data system called EDGAR at www.sec.gov.

Who will conduct this proxy solicitation and who pays for this proxy solicitation?

We have retained Morrow & Co., LLC to assist in the solicitation of proxies. Morrow & Co., LLC may solicit proxies by telephone, facsimile, other forms of electronic transmission and by mail. It is anticipated that the fee for those services will not exceed $6,500 plus reimbursement for customary out-of-pocket expenses. We will pay such fee and expenses. In addition, proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, facsimile, electronic transmission and by mail. None of these persons will receive any extra compensation for doing this.

In addition, we will request that brokerage houses, banks and other custodians or nominees holding shares in their names for others forward proxy materials to their customers or principals who are the beneficial owners of shares and we will reimburse them for their expenses in doing so.

Whom can I call with any questions about my shares?

If you hold shares in “street name,” you may contact your broker. If you are a shareholder of record, you may call our transfer agent, Computershare Shareowner Services LLC, at (877) 295-8608 or visit their web site at http://bnymellon.com/shareowner/equityaccess.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors currently consists of eight directors. Paul H. Sunu was appointed as our Chief Executive Officer and a member of our board of directors effective August 24, 2010. The remaining seven members of our board of directors were appointed in accordance with our Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as confirmed, the “Plan”) on January 24, 2011 (the “Effective Date”), the date we substantially consummated our reorganization through a series of transactions contemplated by the Plan, and the Plan became effective pursuant to its terms.

Director Independence

The board of directors considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. Our board of directors has determined that, other than Paul H. Sunu, all of our directors are independent under the criteria for independence set forth in the listing standards of the NASDAQ, and accordingly are independent directors with no material relationship to the Company other than being a director or shareholder of FairPoint. Therefore, we satisfy the NASDAQ requirement that a majority of our board of directors be comprised of independent directors.

Directors

The following sets forth selected biographical information for our directors, including their ages as of April 10, 2012.

Todd W. Arden—Mr. Arden, age 45, joined Angelo, Gordon & Co. (“Angelo Gordon”) in 2000, and is currently a managing director in its distressed securities group. Prior to joining Angelo Gordon, Mr. Arden served as a portfolio manager/analyst within AIG SunAmerica Inc.’s high yield group from 1998 to 2000. Previously, he was a senior equity analyst at Troubh Partners from 1995 to 1997. Mr. Arden began his career as a manager in Arthur Andersen LLP’s financial consulting services practice from 1989 to 1995, concentrating in the distressed company/litigation support area. Mr. Arden is a chartered financial analyst and holds a Bachelor of Arts degree from Northwestern University and a Master of Business Administration degree from the Columbia University School of Business.

We believe Mr. Arden’s qualifications to sit on our board include his significant experience with companies emerging from reorganization and his extensive understanding of equity and debt capital markets.

Dennis J. Austin—Mr. Austin, age 67, has served as an independent telecommunications consultant since 2002. Mr. Austin previously served as a consultant at BearingPoint, formerly KPMG Consulting and formerly KPMG LLP, from 1995 to 2002, and as vice president at San Francisco Consulting Group (“SFCG”) from 1985 to 1995. Prior to joining SFCG, Mr. Austin was vice president of engineering with Dataspeed Inc. from 1983 to 1985 and director of switch engineering, network planning and design at GTE Sprint from 1977 to 1983. Prior to joining GTE Sprint, Mr. Austin served as a member of the technical staff with Bell Telephone Laboratories from 1966 to 1977. Mr. Austin holds a Ph.D. in electrical engineering from Stanford University.

We believe Mr. Austin’s qualifications to sit on our board include his significant consulting and leadership experience in the telecommunications industry, as well as his strong technical background.

Edward D. Horowitz—Mr. Horowitz, age 64, currently serves as the chairman of FairPoint’s board of directors and as the chairman of EdsLink LLC, a New York City based venture capital firm, which he founded in 2000. Mr. Horowitz served as president and chief executive officer of SES–Americom, a communications satellite operator, and as a member of the executive committee of its parent company, SES (SESG, Lux.) from 2005 to 2008. Before founding EdsLink LLC, Mr. Horowitz was executive vice president of Advanced Development at Citigroup from 1997 through 2000 and was the founder and chairman of e-Citi. Prior to joining Citigroup, from 1989 to 1997, Mr. Horowitz was a senior vice president of Viacom Inc. and a member of the operating committee. Mr. Horowitz serves as a director of On Line Resources Corporation (NASDAQ: ORCC) and the Kenan Institute of Ethics at Duke University and is a trustee of the New York Hall of Science. He received a Bachelor of Science degree in physics from the City College of New York and a Master of Business Administration degree from the Columbia University School of Business.

We believe Mr. Horowitz’s qualifications to sit on our board include his breadth of leadership experience in the communications industry, as well as his service as a member of the board of directors of another publicly-traded company.

Michael J. Mahoney—Mr. Mahoney, age 61, previously served as president and chief executive officer of Commonwealth Telephone Enterprises, Inc. (“Commonwealth Telephone”) from 2000 to 2007. Prior to joining Commonwealth Telephone, Mr. Mahoney served as president and chief operating officer of RCN Corporation from 1997 to 2000 and as president and chief operating officer of C-TEC Corporation from 1993 to 1997. Mr. Mahoney currently serves as a director of Level 3 Communications, Inc. (NYSE: LVLT) and as a trustee of Wilkes University. He received a Bachelor of Science degree in accounting from Villanova University.

We believe Mr. Mahoney’s qualifications to sit on our board include his extensive management, operational and financial experience in telecommunications and specifically in businesses similar to ours, his significant regulatory experience and expertise and his service as a director for another publicly-traded company.

Michael K. Robinson—Mr. Robinson, age 55, has served as president and chief executive officer since 2005, and as a director since 2009, of Broadview Networks. Mr. Robinson previously served as executive vice president and chief financial officer of US LEC (which is now part of Windstream Corporation) from 1998 to 2005. Prior to 1998, Mr. Robinson spent 10 years as an executive at Alcatel (now Alcatel Lucent). Mr. Robinson also serves as a director of Lumos Networks Corp. (NASDAQ: LMOS). Mr. Robinson received a bachelor’s degree in Business and Economics from Emory & Henry College and a Master of Business Administration degree from Wake Forest University.

We believe Mr. Robinson’s prior experience in telecommunications, both from an operational and financial perspective, including in non-local exchange carrier environments adds significant perspective to the changing market for communication services. Mr. Robinson also brings an alternate view of state and federal regulations to the board.

Paul H. Sunu—Mr. Sunu, age 56, has served as our chief executive officer since August 2010, prior to which he was chief financial officer of Hargray Communications Group, Inc., a position he had held since 2008. Mr. Sunu was chief financial officer of Hawaiian Telcom Communications, Inc. from 2007 to 2008 and a managing director and chief financial officer of Madison River Communications Corp. from 1996 to 2007. He currently serves as the Chairman of the Board of Directors of Integra Telecom, Inc. and is a former board member of Madison River Communications Corp., Hawaiian Telcom Communications, Inc. and Centennial Communications Corp. He received a Bachelor of Arts degree in public administration from the University of Illinois and a J.D. from the University of Illinois College of Law.

We believe Mr. Sunu’s role as Chief Executive Officer of the Company makes him uniquely qualified to serve on our board, as he brings the day to day knowledge of our business to the board and shares his strategic vision with the board as it provides oversight and policy direction for the Company.

David L. Treadwell—Mr. Treadwell, age 57, served as president and chief executive officer of EP Management Corporation, formerly known as EaglePicher Corporation, from 2006 through 2011 and remains a director of EP Holdings Corporation. Mr. Treadwell was EaglePicher Incorporated’s chief operating officer from 2005 to 2006 and served as chief executive officer of Oxford Automotive, Inc. through its restructuring in 2004 to 2005. Mr. Treadwell currently serves as lead director of Flagstar Bancorp. Inc. (NYSE: FBC) and chairman of the board of C&D Technologies, Inc. He received a Bachelor of Business Administration degree from the University of Michigan, Ann Arbor.

We believe Mr. Treadwell’s qualifications to sit on our board include his strong operational and leadership skills and his previous experience outside of the telecommunications industry, as well as his previous experience as a turn-around agent for businesses seeking strategic alternatives.

Wayne Wilson—Mr. Wilson, age 63, a New Hampshire resident, has been an independent business advisor since 2002. From 1995 to 2002, Mr. Wilson served in various roles as president, chief operating officer and chief financial officer of PC Connection, Inc., a Fortune 1000 direct marketer of information technology products and services. From 1986 to 1995, Mr. Wilson was a partner in the assurance and advisory services practice of Deloitte & Touche LLP. Mr. Wilson currently serves as a director of ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA), Edgewater Technology, Inc. (NASDAQ: EDGW) and Hologic, Inc. (NASDAQ: HOLX). He previously served as a director of Cytyc Corporation. Mr. Wilson received a Bachelor of Arts degree in political science from Duke University and a Master of Business Administration degree from the University of North Carolina at Chapel Hill. He is a certified public accountant in New Hampshire and North Carolina.

We believe Mr. Wilson’s qualifications to sit on our board include his strong accounting and finance understanding gained from years as a certified public accountant in industry and with a major public accounting firm. This allows him to provide leadership to the Company’s audit committee. Mr. Wilson’s qualifications also include his experience as a director on the boards of multiple publicly-traded companies. Mr. Wilson also fulfills the regulatory requirement that at least one member of our board reside in northern New England, as Mr. Wilson is a resident of New Hampshire.

Committees of the Board of Directors

Our board of directors has four separately designated standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and a regulatory committee.

Audit Committee

Our audit committee consists of Michael J. Mahoney, Michael K. Robinson and Wayne Wilson, and met 12 times since the Effective Date. Mr. Wilson is the chair of our audit committee. All such audit committee members satisfy the independence criteria set forth in the listing standards of the NASDAQ and the applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”). Mr. Wilson, Mr. Mahoney and Mr. Robinson are qualified as audit committee financial experts within the meaning of item 407(d)(5)(ii) of Regulation S-K under the Exchange Act and our board of directors has determined that they have the requisite accounting and related financial management expertise within the meaning of the listing standards of the NASDAQ. The SEC has determined that the audit committee financial expert designation does not impose on the person with that designation any duties, obligations or liability that are greater than the duties, obligations or liability imposed on such person as a member of the audit committee of the board of directors in the absence of such designation.

Among other functions, the principal duties and responsibilities of our audit committee are to select and appoint our independent registered public accounting firm, oversee the quality and integrity of our financial reporting and the audit of our financial statements by our independent registered public accounting firm and, in fulfilling its obligations, our audit committee reviews with our management and independent registered public accounting firm the scope and results of the annual audit, our accounting firm’s independence and our accounting policies.

The audit committee is required to report regularly to our board of directors to discuss any issues that arise with respect to risks facing the Company, the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent registered public accounting firm and the performance of the internal audit function. For further discussion of the board’s and the audit committee’s role in the risk oversight of the Company, see “Board of Directors and Committees of the Board of Directors—Policies Relating to Our Board of Directors—Risk Assessment.”

A copy of our audit committee charter can be found on our website at www.fairpoint.com on the “Investor Relations” page, under the “Corporate Governance” caption. In addition, a copy of our audit committee charter is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.

Compensation Committee

Our compensation committee consists of Todd W. Arden, Edward D. Horowitz and David L. Treadwell and met 9 times since the Effective Date. Mr. Horowitz is the chair of our compensation committee. All such compensation committee members satisfy the independence criteria set forth in the listing standards of the NASDAQ.

Among other functions, our compensation committee oversees the compensation of our Chief Executive Officer and other executive officers, including plans and programs relating to cash compensation, incentive compensation, equity based awards and other benefits and perquisites and administers any such plans or programs as required by the terms thereof.

A copy of our compensation committee charter can be found on our website at www.fairpoint.com on the “Investor Relations” page, under the “Corporate Governance” caption. In addition, a copy of our compensation committee charter is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee consists of Edward D. Horowitz, David L. Treadwell and Wayne Wilson, and met 3 times since the Effective Date. Mr. Treadwell is the chair of our corporate governance and nominating committee. All such corporate governance and nominating committee members satisfy the independence criteria set forth in the listing standards of the NASDAQ.

Among other functions, the principal duties and responsibilities of our corporate governance committee are to identify qualified individuals to become board members, recommend to our board of directors individuals to be designated as nominees for election as directors at the annual meetings of shareholders, and develop and recommend to our board of directors our corporate governance guidelines.

A copy of our corporate governance and nominating committee charter can be found on our website at www.fairpoint.com on the “Investor Relations” page, under the “Corporate Governance” caption. In addition, a copy of our corporate governance and nominating committee charter is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.

Regulatory Committee

Our regulatory committee consists of Dennis J. Austin, Michael J. Mahoney and Michael K. Robinson and met 4 times since the Effective Date. Mr. Mahoney is the chair of our regulatory committee. Among other functions, our regulatory committee’s primary responsibility is to oversee the Company’s compliance with regulatory requirements and reporting.

A copy of our regulatory committee charter can be found on our website at www.fairpoint.com on the “Investor Relations” page, under the “Corporate Governance” caption. In addition, a copy of our regulatory committee charter is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.

Attendance of Directors

Since the Effective Date, the board of directors held 6 meetings. Each director attended at least 75% of the aggregate of the total number of meetings held by the board of directors and the total number of meetings held by all committees of the board of directors on which he served, which meetings were held when he was a director.

Prior to the Effective Date, the board of directors, all of whom resigned on the Effective Date (the “Old Board”), held one meeting in 2011. Each director on the Old Board attended that meeting.

Corporate Governance

Code of Business Conduct and Ethics. We have adopted a code of business conduct and ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of business conduct and ethics is designed to comply with the SEC regulations and the NASDAQ listing standards related to codes of conduct and ethics and is posted on our corporate website at www.fairpoint.com on the “Investor Relations” page, under the “Corporate Governance” caption. A copy of our code of business conduct and ethics is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.

Code of Ethics for Financial Professionals. We have also adopted a code of ethics for financial professionals as required by the SEC under Section 406 of the Sarbanes-Oxley Act of 2002. This code sets forth written standards that are designed to deter wrongdoing and to promote honest and ethical conduct by our senior financial officers, including our Chief Executive Officer, and is a supplement to our code of business conduct and ethics. In addition to applying to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Treasurer, this code applies to all of the other persons employed by us who have significant responsibility for preparing or overseeing the preparation of our financial statements and the other financial data included in our periodic reports filed with the SEC and in other public communications made by us that are designated from time to time by our Chief Financial Officer as senior financial professionals. Our code of ethics for financial professionals is posted on our corporate website at www.fairpoint.com on the “Investor Relations” page, under the “Corporate Governance” caption. A copy of our code of ethics for financial professionals is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.

Corporate Governance Guidelines: We have also adopted corporate governance guidelines to advance the functioning of our board of directors and its committees and to set forth our board of directors’ expectations as to how it should perform its functions. Our corporate governance guidelines are posted on our corporate website at www.fairpoint.com on the “Investor Relations” page, under the “Corporate Governance” caption. A copy of our corporate governance guidelines is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc. 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.

Policies Relating to our Board of Directors

Nomination and Selection of Directors

Our corporate governance and nominating committee identifies and evaluates potential director candidates in a variety of ways. Recommendations may come from current members of our board of directors, professional search firms, members of management, shareholders or other persons. In assessing the qualifications of potential nominees, the corporate governance and nominating committee may rely on personal interviews or discussions with the candidate and others familiar with the candidate’s professional background, on third-party background and reference checks and on such other due diligence information as is reasonably available. Although we do not have a formal policy regarding board diversity, when evaluating candidates for nomination as a director, the corporate governance and nominating committee does consider diversity in its many forms, including among others, experience, skills, ethnicity, race and gender. We believe a diverse board, as so defined, provides for different points of view and debate among our board members and enhances the effectiveness of our board of directors. We believe we have a diverse board of directors, which includes one or more current and/or former chief executive officers, chief financial officers, chief operating officers, equity and debt investors, securities analysts and investment bankers, expertise in a variety of industries and subcategories of the communications industry such as cable and satellite, and business people and individuals of different ethnicity, views and backgrounds. The corporate governance and nominating committee must be satisfied that the candidate possesses the highest professional and personal ethics and values and has broad experience and diversity at the policy-making level in business, government, education or public interest before the corporate governance and nominating committee will recommend a candidate as a nominee to our board of directors.

Leadership Structure

We separate the roles of Chairman of the board, currently held by Mr. Horowitz, and Chief Executive Officer, currently held by Mr. Sunu, in recognition of the differences between the two roles. As discussed in our corporate governance guidelines, the Company’s business is conducted by its officers, managers and employees, under the direction of the Chief Executive Officer, while the board of directors, under the oversight of the Chairman of the board, is elected by the shareholders to oversee management and to exercise its business judgment in the best interests of the Company. The Chairman and the Chief Executive Officer may be the same person; however, the board of directors currently deems it advisable to separate these two functions to facilitate the board’s oversight of management and to encourage our independent directors to have more active involvement in the setting of agendas and in establishing priorities for the work of the board.

Risk Assessment

Our corporate governance guidelines require, among other things, that our directors be familiar with the Company’s business, its financial statements and capital structure, and the risks and competition it faces. While the board of directors is ultimately responsible for the risk oversight of the Company and is expected to conduct enterprise risk assessment, the board has delegated to our audit committee, in accordance with the audit committee charter, the initial review of both the significant financial risks or exposures and the steps management has taken to minimize such risks to the Company and the Company’s policies with respect to internal controls over financial reporting. To this end, the audit committee receives regular updates on the Company’s existing and emerging risks from the Company’s Executive Vice President and Chief Financial Officer; Vice President, Internal Audit; other officers of the Company and from its independent auditors.

Communications with Board of Directors

Our board of directors has adopted policies with respect to the consideration of candidates recommended by shareholders for election as well as for director and shareholder communications with the board of directors.

Shareholders may recommend nominees for consideration by the corporate governance and nominating committee by timely submitting the names and the following supporting information to our secretary at: Secretary, Shareholder Nominations, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202. The submissions should include a current resume of the candidate and a statement describing the candidate’s qualifications and contact information for the candidate. The submission should also include the name and address of the shareholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting shareholder and a description of all arrangements or understandings between the submitting shareholder and the nominee.

Shareholders and other interested parties may communicate directly with our board of directors or the non-management directors. All communications should be in writing and should be directed to our secretary at: Secretary, Shareholder Communications, FairPoint Communications, Inc., 521 East Morehead Street, Suite 500,

Charlotte, North Carolina 28202. The sender should indicate in the address whether it is intended for the entire board of directors, the non-management directors as a group or an individual director. Each communication intended for the board of directors or non-management directors received by the secretary will be forwarded to the intended recipients in accordance with the submitted instructions.

The full text of the shareholder nominations and communications policy is available on our corporate website at www.fairpoint.com on the “Investor Relations” page, under the “Corporate Governance” caption.

Non-employee Chairman and Private Sessions

The non-management directors regularly meet in private session without our Chief Executive Officer. Our non-employee chairman of our board of directors, Edward D. Horowitz, presides at these non-management director executive sessions.

Director Attendance at Annual Meeting of Shareholders

We do not have a formal policy regarding attendance by directors at our annual meeting of shareholders but invite and encourage all directors to attend. The annual meeting of shareholders is also generally held in conjunction with a regularly scheduled board of directors meeting to encourage director attendance. Such is the case for our 2012 Annual Meeting. We did not hold an annual meeting of shareholders in 2011; accordingly, no directors attended an annual meeting of shareholders last year.

AUDIT COMMITTEE REPORT*

The audit committee of the board of directors currently has three members, Michael J. Mahoney, Michael K. Robinson and Wayne Wilson. As of the date of this proxy statement, each audit committee member satisfies the independence criteria and has the qualifications set forth in the listing standards of the NASDAQ and the applicable provisions of the Exchange Act. The audit committee, among other things, oversees the Company’s financial reporting process and system of internal controls on behalf of the board of directors, as well as overseeing the qualifications, independence and performance of our external and internal auditors. The audit committee also has the sole authority and responsibility to select, evaluate and, as appropriate, replace our independent registered public accounting firm. The audit committee’s aggregate responsibilities are described in a written charter that was adopted by the board of directors. The charter of the audit committee is available on the Company’s website at www.fairpoint.com on the “Investor Relations” page, under the “Corporate Governance” caption.

Management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls and disclosure controls. In undertaking its oversight function, the audit committee relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in their report on our financial statements. The audit committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles, or on the effectiveness of the system of internal control.

The audit committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2011 with the Company’s management. The audit committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm for 2011, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP. The audit committee also reviewed, among other things, the audit and permissible non-audit services performed by, and the amount of fees paid for such services to, Ernst & Young LLP, as well as the compatibility of any such non-audit services with regard to Ernst & Young LLP’s independence. The audit committee meetings include, whenever appropriate, executive sessions with our independent registered public accounting firm without the presence of our management.

Based on the audit committee’s review, discussions with management and discussions with Ernst & Young LLP, all as described above, the audit committee recommended to the board of directors, and the board of directors approved, the inclusion of the Company’s audited financial statements for the year ended December 31, 2011 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC. The audit committee also has approved the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the 2012 fiscal year.

Submitted by the audit committee of the board of directors:

Wayne Wilson (Chair)

Michael K. Robinson

Michael J. Mahoney

*

The material in this report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the liabilities of section 18 of the Exchange Act, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in any such filing.

COMPENSATION COMMITTEE REPORT*

The compensation committee of our board of directors oversees the executive compensation program for our Chief Executive Officer and other executive officers, including those named in the “Compensation Discussion and Analysis—Summary Compensation Table” below. We refer to the executive officers named in that table collectively as our NEOs.

The compensation committee is generally responsible for strategic decisions relating to the compensation structure provided to our executives, including salary-based compensation and non-equity incentive compensation provided to our executives, including our NEOs; non-employee director compensation; the amount and terms of equity based awards to executives, including our NEOs, and non-employee directors; and deferred compensation for executives, including our NEOs and other key employees.

On behalf of our shareholders, the compensation committee has carefully monitored our executive compensation program. We believe that the Compensation Discussion and Analysis contained in this proxy statement and the related tables that follow will show an executive compensation program that is designed to maximize long-term shareholder value and provide our NEOs with incentives for superior corporate and individual performance and encourage them to remain with the Company.

The compensation committee has reviewed and discussed the following Compensation Discussion and Analysis with management, and recommended to the board of directors that it be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in the Company’s proxy statement.

Submitted by the compensation committee of the board of directors:

Edward D. Horowitz (Chair)

Todd W. Arden

David L. Treadwell

*

The material in this report shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the liabilities of section 18 of the Exchange Act, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

General Principles and Procedures

Compensation Philosophy and Objectives

Our overriding objective as a company is to achieve and sustain significant increases in shareholder value. Our executive compensation program has been designed to support this objective and to emphasize a clear link between pay and corporate and individual performance while discouraging executives from taking excessive risks. We structure our compensation plans to provide target compensation levels and opportunities that are competitive with the median target opportunities for comparable positions among the companies that comprise our peer group. This approach is also aimed at ensuring our ability to attract, retain and motivate the executives, managers and professionals who are critical to our short-term and long-term success. A significant portion of our executives’ compensation is “at risk” in the form of both short- and long-term incentives that are intended to motivate balanced decision making by our executives while also aligning their interests with those of our shareholders.

2011 Executive Compensation Highlights

In 2011, we completed a complex Chapter 11 reorganization, reconstituted our board and its compensation committee, and initiated new performance-based executive compensation structures. As explained further below, the compensation committee established challenging goals for the earning of 2011 bonuses. We achieved many goals relating to business operations, but our NEOs did not receive any annual bonuses for our 2011 performance due to failure to meet certain gate-keeper targets, most importantly our earnings before interest, taxes, depreciation, amortization and restructuring items (“EBITDAR”) target. We recognize that EBITDAR is a primary driver of value for our business and for our shareholders, and consequently we continue to deem the accomplishment of our EBITDAR goals as one of the significant components in determining the payment of annual bonuses.

Generally, the key compensation decisions affecting the compensation of our NEOs for 2011 were as follows:

•	No base salary increases for our NEOs.

•	No annual bonus payout for fiscal year 2011, despite the achievement of many of the business goals discussed under “Performance Criteria” below.

•	No increase in the annual bonus opportunity for our NEOs in 2012.

•	No equity awards for 2011 performance results.

•	Refinement of our peer group, with the assistance of an independent compensation consultant, to better reflect our competitive environment.

•

Adoption of a clawback policy for the recoupment of executive compensation under circumstances involving fraud or misconduct. See “Compensation Discussion and Analysis—Specific Principles for Determining Executive Compensation—Incentive Recoupment Policy.”

When we emerged from Chapter 11 early in 2011, our NEOs and other key employees received cash bonuses and equity awards pursuant to plans developed and approved by certain pre-petition lenders as part of the Plan. They agreed, early in the Chapter 11 process, that this compensation plan was necessary in order to encourage attainment of the multiple challenges associated with accomplishing a reorganization while improving our regular business operations. Not only did we emerge from Chapter 11 protection, but we met performance and operational goals from late 2009 through 2010 relating to service quality improvements (including with respect to our call center service levels and installation and repair issues in northern New England). With respect to the equity awards that our NEOs and other employees received in early 2011, which were distributed as part of the Plan, all impose installment vesting schedules with the first 25% vesting on the day of grant (the Effective Date) and the remainder on the first, second and third anniversary of the Effective Date. Furthermore, as negotiated with certain pre-petition lenders as part of the Plan, we issued more stock options than restricted shares to each NEO, and thereby placed them at significant risk based on our stock performance from the date of emergence forward.

Operational Highlights

For the year ended December 31, 2011, we reported revenues of $1.0 billion, Consolidated EBITDAR (as defined in the Company’s credit facility) of $250.0 million and net income of $172.0 million (including cancellation of debt income). High-speed Internet subscribers grew at 8.4% year-over-year versus 0.4% in 2010, while voice access line loss slowed to 8.4% year-over-year versus a 10.3% decline in 2010. In addition, FairPoint improved service quality and productivity while meeting regulatory build-out requirements and fiber to the tower expansion. As of December 31, 2011, fiber had been placed to more than 800 towers.

Governance and Oversight of Our Executive Compensation Program

The Company’s executive compensation program is governed and administered by the compensation committee of the board of directors, which is comprised of independent, non-employee members of the board.

The compensation committee’s overall responsibilities include approving FairPoint’s compensation philosophy, policies and plans; setting the compensation for our Chief Executive Officer, and advising on and approving the compensation of our other executives, including the other named executive officers (“NEOs”). The Company’s Chief Executive Officer does make recommendations to the compensation committee regarding executive compensation, but the ultimate decisions are made by the compensation committee. The committee also has oversight responsibility for our management development and succession planning efforts. The committee periodically also reviews, with the corporate governance and nominating committee, the compensation program applicable to the independent, non-employee directors and makes recommendations to the full board on any changes in that program that it believes are appropriate.

The compensation committee may, pursuant to its charter, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. In particular, the committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the committee who are (i) non-employee directors for purposes of Rule 16 b-3 under the Exchange Act and (ii) outside directors for purposes of Section 162(m) of the Internal Revenue Code (the “Code”).

During 2011, the committee retained an independent executive compensation consulting firm, Lyons, Benenson & Company Inc. (“LB&Co.”) to assist and advise the committee on all aspects of our executive compensation program. Fees paid to LB&Co. during 2011 were approximately $118,000. LB&Co. provides no other services to the Company. The services of LB&Co. include:

•	Developing and analyzing the appropriateness of our peer group;

•	Providing and analyzing competitive market compensation data;

•	Analyzing the effectiveness of our executive compensation plans and making recommendations, as appropriate;

•	Assisting in the design of employment and severance agreements, as applicable;

•	Evaluating how well our compensation program adheres to our stated objectives and philosophy; and

•	Providing data, advice and counsel on director compensation.

Harvey Benenson, the Managing Director of LB&Co. generally attends all meetings of the compensation committee.

Peer Group

In 2011, the committee, with assistance and guidance from LB&Co., established a peer group of 16 companies. This peer group was designed to reflect the current competitive environment for our products, services and/or executive talent, as well as the competitive environment we expect to face in the future. In structuring the peer group we focused on companies of comparable scope with notable performance accomplishments. Using data from the public filings of a large number of companies, we narrowed the peer group down to 16 companies by applying the following selection criteria:

•	Relevant industry classification (based on FairPoint’s global industry classification standard (“GICS”)), business description and services provided;

•	Comparable size, with revenues between $600M and $4.8B and market capitalization between $750M and $6B; and

•

Achievement in certain performance metrics, such as return on assets, return on invested capital, gross margin, earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin and EBITDA return on investment (“ROI”).

Applying these criteria, the companies included in the peer group in 2011 were: Akamai Technologies, Inc.; American Tower Corporation; AOL Inc.; Cablevision Systems Corporation; Charter Communications, Inc.; Cincinnati Bell Inc.; EarthLink, Inc.; Frontier Communications Corporation; Hughes Communications, Inc.; IAC/InterActiveCorp; Level 3 Communications, Inc.; Open Text Corporation; PAETEC Holding Corp.; tw telecom inc.; Vonage Holdings Corp. and Windstream Corporation.

The committee believes this peer group is both reflective of where the Company is positioned currently as well as where we aspire to be in the future. It is recognized that certain of the companies included in the peer group are considerably larger than FairPoint. These companies have been included because of their relevance to the industry and their offerings. The committee will be mindful of differences in size and scope when using peer group data.

Specific Principles for Determining Executive Compensation

Assessing the Competitiveness of FairPoint’s Compensation Program

In order to assess the competitiveness of our compensation program, FairPoint benchmarks our compensation levels against those of our market peers as identified in our peer group. We strive to ensure that the total targeted compensation opportunity for each executive at FairPoint is competitive relative to comparable positions within each peer company. Specifically, base salaries, annual incentive and long-term equity based incentives are all targeted at market medians. Both our annual and long-term incentives are structured, however, to deliver actual compensation that may exceed the market medians when the underlying performance upon which those incentives are based exceeds median performance.

Paying For Performance

FairPoint is committed to the principles inherent in paying for performance, and we believe that our compensation program should be, and is, designed such that for our senior executives a majority of the total compensation opportunity is at risk based on both company and individual performance over the short- and long-terms. Consistent with this principle, 80% and between 74% and 76%, respectively, of our CEO’s and other NEOs’ compensation was at risk in 2011.

The table below identifies and explains the reason for each component and the method for determining amounts of our executive compensation program. See “—Executive Compensation Decisions for 2011” for amounts and further detail.

Element:	Reason and Method for Element
Salary

We pay our executives a competitive base salary that represents “fair” pay for the performance of their on-going duties and responsibilities. The committee determines the level of base salary for our CEO and other NEOs with this principle in mind. In making salary decisions, the committee considers independent studies and surveys based on publicly available information compiled and prepared by LB&Co. In addition, when setting salaries for our CEO and NEOs, the committee considers the different levels of responsibility that exist within the Company, as well as each executive’s level of experience within the communications industry and individual performance at the Company, and then seeks to balance these factors relative to competitive salary practices. Salaries are an important part of our program as various other elements of our program are keyed off of salaries.

Annual Incentives

FairPoint maintains the FairPoint Communications, Inc. 2011 Annual Incentive Plan (the “Annual Incentive Plan”) under which our CEO, other NEOs and other key employees may earn annual cash incentives based on short-term corporate and individual performance. The purpose of our Annual Incentive Plan is to motivate executives to achieve the performance objectives and goals that are consistent with our plans and budgets and that strengthen our ability to compete effectively. In setting annual incentive targets, which are expressed as a percentage of base salary, the committee reviews the target annual bonus opportunities for comparable positions among our peer group, as well as the total target annual cash compensation for each position. Each executive’s actual payout is based upon performance; however, the annual incentive opportunity is targeted to the market median with the opportunity to achieve higher awards when warranted by the achievement of higher than target performance. Soon after the end of each year, after reviewing all available data and with advice and counsel from LB&Co. and input from the CEO, the compensation committee establishes and approves overall corporate performance criteria and goals and the annual incentive targets for the CEO and the other NEOs and key executives for the coming year. Additionally, the compensation committee establishes and approves the individual goals of the CEO and the CEO approves the individual goals of the other NEOs and the committee reviews them.

Long Term Incentives/Equity Awards

FairPoint adopted the 2010 Long Term Incentive Plan (the “Long Term Incentive Plan”) effective as of January 24, 2011 in order to allow for a variety of stock-based awards that serve to link the executives’ interests with those of our shareholders. This plan rewards participating executives for the Company’s performance over periods of one fiscal year or more, and thus serves both to retain and motivate key executives and also to encourage them to operate the Company’s business with a view towards creating long-term shareholder value.

To this point, grants under our Long Term Incentive Plan consist of time-vested restricted stock awards and time-vested stock options.

Pursuant to Mr. Sunu’s August 16, 2010 employment agreement, Mr. Sunu was granted 120,000 shares of restricted stock and 125,000 stock options as of the

Effective Date. The other NEOs were also awarded equity as of the Effective Date. See the description of the awards in the narrative that accompanies the Grants of Plan-Based Awards Table contained herein.

Retirement and Welfare Benefits

We maintain a 401(k) retirement savings plan. In 2011, this plan included an employer matching contribution up to an amount equal to 5% of each participant’s compensation. Additionally, FairPoint provides, on equal terms for all employees, group term life insurance, group health insurance and short- and long-term disability insurance.

The costs of these benefits constitute only a small percentage of each executive officer’s total compensation.

Post-employment, Severance and Change-in-Control Benefits

We provide severance benefits to certain NEOs at levels that we consider conservative yet competitive when compared to those offered by our peers. We believe that such benefits are necessary and appropriate in order to attract and retain qualified NEOs.

The severance benefits for these executives are generally paid if the executives are terminated without cause or they resign with good reason after a change in control. In addition to cash severance payments that would be due upon a qualifying termination, each terminated executive is entitled to continued welfare benefits for a limited period after termination.

Success Bonus

We adopted the FairPoint Communications, Inc. 2010 Success Bonus Plan (the “Success Bonus Plan”) effective as of the Effective Date, in order to pay one-time cash bonuses to our NEOs and other key employees at the time of emergence from Chapter 11 protection. The Success Bonus Plan payments were made in 2011 and were based on certain corporate financial and operational performance criteria described further below, and subject to an adjustment based on the timing of emergence. The awards were subject to the discretion of the compensation committee. In the case of Paul Sunu, the amount of his payment under the Success Bonus Plan was determined by his employment agreement.

Incentive Recoupment Policy

In 2011, our compensation committee adopted a clawback policy that requires certain current or former employees to reimburse covered compensation under the conditions set forth in the policy. The compensation covered by the policy is any cash award, equity award or award denominated in shares of our common stock made under our Annual Incentive Plan, the Long Term Incentive Plan or any successors to such plans, or any compensation paid in connection with such plans. Under the policy, each current or former employee who is or was both (i) a reporting person for purposes of Section 16 of the Exchange Act and (ii) a participant in our Annual Incentive Plan, the Long Term Incentive Plan or any successors to such plans, is required to reimburse, to the fullest extent permitted by law, a covered compensation payment if all of the following conditions are met:

(1)

the payment was predicated upon achieving certain financial results that were required to be reported under the securities laws that were subsequently the subject of a restatement of our financial statements filed with the SEC due to our material noncompliance with any financial reporting requirement under the securities laws;

(2)	the compensation committee determines such individual engaged in fraud and/or intentional misconduct that caused or substantially caused the need for the restatement; and

(3)	a lower payment would have been made to such individual based upon the restated financial results.

The compensation committee is the administrator of the policy. The policy applies to covered compensation that is both awarded and paid subsequent to November 7, 2011.

Executive Compensation Decisions for 2011

Indicated below are the key components of the compensation that our NEOs earned in 2011 as shown in the “Summary Compensation Table.” Their base salaries generally accounted for between 18% and 25% of their total compensation, while incentive compensation accounted for between 74% and 80% of their total compensation and other benefits accounted for the rest of their total compensation. The compensation committee believes that FairPoint’s total executive compensation as well as the composition of each executive’s total compensation reflects both (i) an appropriate performance-oriented structure for total compensation, and (ii) a suitable correlation of total NEO compensation to the Company’s financial and operational performance in 2011.

Pursuant to the Plan, all outstanding equity interests of the Company prior to the Effective Date, including but not limited to all outstanding shares of common stock, options and contractual or other rights to acquire any equity interests, were canceled and extinguished on the Effective Date. In addition, on the Effective Date, the Company was deemed to have adopted the Long Term Incentive Plan and the Success Bonus Plan without any further action by the Company. On the Effective Date, in accordance with the Plan and as discussed further below, (i) management and other employees of the Company received certain cash bonuses pursuant to the Success Bonus Plan and (ii) certain equity awards pursuant to the Long Term Incentive Plan were made.

Base Salary

None of the NEOs received base salary increases in 2011.

Annual Incentive Compensation Awards

On January 19, 2011, the compensation committee established the 2011 target bonus opportunity percentages and related performance goals for certain of the Company’s executive officers, including its principal executive officer, principal financial officer and certain other executive officers, under the Annual Incentive Plan.

Achieving a minimum EBITDAR (as defined in the Company’s credit facility) target was a requirement for the payment of any bonuses for each officer in 2011. In addition to the respective performance goals described below, the 2011 performance goals for bonus awards included the following for each officer: (i) a Consolidated EBITDAR target for the year ended December 31, 2011 (the “Consolidated EBITDAR Target”); and (ii) the Company achieving a specified level of service quality in northern New England, measured by the gross monthly disconnects (including account adjustments) divided by the beginning month total number of lines or subscribers, excluding wholesale from all calculations (the “NNE Churn Target”).

Executive	Position	Bonus Target (% of 2011 Annual Base Salary)	Performance Criteria
Paul H. Sunu	Chief Executive Officer	100%	(i) 67%—the Consolidated EBITDAR Target and certain other revenue measures; (ii) 10%—the NNE Churn Target and (iii) 23%—Board discretionary.

Ajay Sabherwal	Executive Vice President and Chief Financial Officer	50%	(i) 67%—the Consolidated EBITDAR Target and certain other revenue measures; (ii) 10%—the NNE Churn Target and (iii) 23%—the Company achieving certain financial process improvement milestones.

Jeffrey W. Allen	Executive Vice President, Sales	50%

(i) 67%—the Consolidated EBITDAR Target; (ii) 10%—the NNE Churn Target; (iii) 15%—the Company achieving certain business and consumer revenue measures and (iv) 8%—the Company achieving certain commercial services milestones.

Shirley J. Linn	Executive Vice President, General Counsel and Secretary	50%

(i) 67%—the Consolidated EBITDAR Target; (ii) 5%—the NNE Churn Target; (iii) 10%—the Company consummating the Plan (including the claims process) and (iv) 18%—the Company achieving certain legal process improvement milestones.

Kathleen McLean*	Executive Vice President and Chief Revenue Officer	50%

(i) 67%—the Consolidated EBITDAR Target; (ii) 10%—the NNE Churn Target; (iii) 10%—the Company achieving target wholesale revenue measures; (iv) 10%—the Company achieving certain IT milestones and (v) 3%—the Company completing certain contract negotiations.

Peter G. Nixon	Executive Vice President, External Affairs and Operational Support	50%

(i) 67%—the Consolidated EBITDAR Target; (ii) 8%—the NNE Churn Target; (iii) 8%—the Company achieving certain target governmental and education revenues and other revenue measures; (iv) 8%—the Company achieving certain regulatory milestones and (v) 9%—the Company achieving certain telecom group objectives.

*	Ms. McLean’s employment with the Company terminated effective as of April 13, 2012.

As a result of exiting Chapter 11 protection in 2011, the compensation committee set forth challenging financial targets for 2011, which targets were based strictly on the objectives (financial and operational) contained in the Plan (including those contained in the projections which were originally included in our disclosure statement in March 2010 and, in certain instances, further updated in December 2010). To that end, the minimum Consolidated EBITDAR Target for 2011 was $278.8 million (with a maximum of $328.1 million and a target of $294.2 million) (which Consolidated EBITDAR Targets do not give effect to any bonus expense to the extent any bonuses were earned), the minimum NNE Churn Target for 2011 was a decrease of 2.2% (with a maximum decrease of 1.8% and a target decrease of 2.0%) and our minimum revenue measure for 2011 was approximately $1,069.0 million (with a maximum of approximately $1,164.0 million and a target of approximately $1,106.0 million). In addition, certain officers were provided with the following additional quantifiable targets: Mr. Sabherwal achieving other revenue objectives of a minimum of $2.3 million (with a maximum of $2.5 million and a target of $2.4 million), Mr. Allen achieving budgeted northern New England small business, consumer and other revenues of a minimum of $473.7 million (with a maximum of $515.8 million and a target of $490.1 million), Ms. McLean achieving budgeted wholesale revenue objectives of a minimum of $316.5 million (with a maximum of $344.7 million and a target of $327.5 million) and Mr. Nixon achieving budgeted governmental, educational and other operational revenue of a minimum of $276.9 million (with a maximum of $301.5 million and a target of $286.5 million). Generally, we met the NNE Churn Target for 2011 but were unable to meet the minimum gate-keeper Consolidated EBITDAR Target and the general revenue targets that applied to all NEOs. Accordingly, no Annual Incentive Plan bonuses were paid in 2011.

Success Bonus

The performance goals for the Success Bonus Plan included the following: (i) a financial performance target of Consolidated EBITDAR less capital expenditures (the “Adjusted EBITDAR Target”), which Adjusted EBITDAR Target was $167.5 million for the period from November 2009 through December 2010; (ii) call center service levels in Northern New England, calculated as the monthly average of calls answered within 20 seconds (the “Service Levels Target”); (iii) installation appointments not met for company reasons, calculated as a monthly percent of total installation appointments (the “Installation Appointments Target”); and (iv) repair appointments met on time, calculated as a monthly percent of total appointments (the “Repair Appointments Target”). The amounts and target bonuses payable under the Success Bonus Plan were determined in accordance with the Plan after extensive negotiations with respect thereto.

Executive	Position	Success Bonus Target (% of 2011 Annual Base Salary)	Performance Criteria
Paul H. Sunu	Chief Executive Officer	50%	(i) 67%—the Adjusted EBITDAR Target; (ii) 11%—the Service Levels Target; (iii) 11%—the Installation Appointments Target; and (iv) 11%—the Repair Appointments Target.

Jeffrey W. Allen	Executive Vice President, Sales	100%	(i) 67%—the Adjusted EBITDAR Target; (ii) 11%—the Service Levels Target; (iii) 11%—the Installation Appointments Target; and (iv) 11%—the Repair Appointments Target.

Shirley J. Linn	Executive Vice President, General Counsel and Secretary	100%	(i) 67%—the Adjusted EBITDAR Target; (ii) 11%—the Service Levels Target; (iii) 11%—the Installation Appointments Target; and (iv) 11%—the Repair Appointments Target.

Peter G. Nixon	Executive Vice President, External Affairs and Operational Support	100%	(i) 67%—the Adjusted EBITDAR Target; (ii) 11%—the Service Levels Target; (iii) 11%—the Installation Appointments Target; and (iv) 11%—the Repair Appointments Target.

The Adjusted EBITDAR Target was not met. The Service Levels Target and Installation Appointments Target were met and paid out at the maximum level. The Repair Appointments Target was met at a level between target and maximum, and the payment on this metric was interpolated as such.

Ajay Sabherwal, the Company’s Executive Vice President and Chief Financial Officer, and Kathleen McLean, the Company’s Executive Vice President and Chief Revenue Officer, were given a discretionary amount based on their contributions for the portion of the Chapter 11 period in which they were employed. Ms. Linn also received a discretionary increase to her payment based on her contributions during the Chapter 11 period.

The Success Bonus Plan payments were made on February 4, 2011 and are set forth below:

Name	Amount
Paul H. Sunu	$157,220
Ajay Sabherwal	$90,000
Jeffrey W. Allen	$119,487
Shirley J. Linn	$165,776
Kathleen McLean	$80,000
Peter G. Nixon	$136,258

Employment and Change in Control and Severance Agreements

Paul H. Sunu

In connection with Mr. Sunu’s appointment as CEO, the Company entered into an employment agreement with Mr. Sunu, which was approved by the Bankruptcy Court on August 24, 2010 (the “Employment Agreement”). The Employment Agreement sets forth the terms and conditions of Mr. Sunu’s employment as Chief Executive Officer of the Company for a three-year term commencing on August 24, 2010. The term of employment shall be extended automatically for successive one-year terms unless notice of termination is given by either the Company or Mr. Sunu prior to the expiration of the term of employment (including any extension thereof) pursuant to the terms of the Employment Agreement. Pursuant to the Employment Agreement, Mr. Sunu received an annual base salary of $750,000 for 2011. Mr. Sunu is also eligible to participate in the Company’s annual incentive plan and was eligible to earn a performance-based bonus thereunder for annual performance periods beginning after January 1, 2011. Mr. Sunu’s maximum bonus under the annual incentive plan is 150% of the base salary payable to him during the applicable performance period.

Following the Effective Date, and pursuant to his Employment Agreement, Mr. Sunu was granted 120,000 restricted shares of the reorganized Company’s common stock and options to purchase 125,000 shares of such common stock. The exercise price of the stock options was set at $24.29 which was equal to the weighted average trading price of a share of common stock for the first 20 trading days following the Effective Date. Twenty-five percent of each of the restricted shares and the options were vested as of the date of grant (the Effective Date), and the remaining restricted shares and options vest thereafter in three substantially equal tranches on each of the first three anniversaries of the Effective Date, subject to Mr. Sunu’s continued employment with the Company through each such vesting date.

Pursuant to the Employment Agreement, Mr. Sunu also participated in the Success Bonus Plan and was eligible for a success bonus equal to 50% of his annual base salary if the Company performed at target performance levels, as such target was defined in the Success Bonus Plan approved by the Bankruptcy Court. Mr. Sunu received a payment as described above in accordance with the Success Bonus Plan in February 2011.

Mr. Sunu is eligible to participate in the benefits programs generally available to the Company’s other senior executives.

Under the employment agreement with Mr. Sunu, either party may terminate Mr. Sunu’s employment at any time. Information about his potential severance pay and benefits appears under “Potential Payments Upon Termination or Change in Control.”

Kathleen McLean

The Company entered into an employment agreement with Ms. McLean on July 1, 2011. Ms. McLean’s employment agreement sets forth the terms and conditions of her employment as Executive Vice President and Chief Revenue Officer of the Company for a three year term commencing on July 1, 2011, subject to extension as set forth in her employment agreement. Following the three year term of employment (or the applicable extension term, if any), Ms. McLean shall continue on an at will basis until such time as the Company provides a written notice of termination in accordance with the terms of her employment agreement. Pursuant to this employment agreement, Ms. McLean will receive an annual base salary of not less than $300,000. Ms. McLean is also eligible to participate in the Company’s annual incentive plan and was eligible to earn a performance based bonus thereunder. She is also eligible to participate in other plans, including but not limited to the Company’s Long Term Incentive Plan.

Ms. McLean is eligible to participate in the benefits programs generally available to the Company’s other senior executives.

Under the employment agreement with Ms. McLean, either party may terminate Ms. McLean’s employment at any time. Information about her potential severance pay and benefits appears under “Potential Payments Upon Termination or Change in Control.”

Ms. McLean’s employment with the Company terminated effective as of April 13, 2012.

Ajay Sabherwal, Jeffrey W. Allen, Shirley J. Linn and Peter G. Nixon

The Company entered into change in control and severance agreements, (collectively, the “Severance Agreements”), with Ms. Linn and Mr. Nixon on March 14, 2007, with Mr. Allen on September 17, 2009 and with Mr. Sabherwal on July 19, 2010. Information about the potential severance pay and benefits associated with these agreements appears under “Potential Payments Upon Termination or Change in Control.”

The severance agreements also contain provisions pursuant to which each subject employee, for a period of 12 months after such employee leaves the employ of the Company, agrees to refrain from certain activities including (1) soliciting any of our employees or consultants to leave us or to perform services for another company, or (2) accepting any employment or similar arrangements with certain of our competitors.

Tax Considerations

Section 162(m) of the Code, generally disallows a tax deduction to public corporations for compensation, other than performance based compensation, over $1.0 million paid for any fiscal year to any of the corporation’s Chief Executive Officer and four other most highly compensated executive officers as of the end of any fiscal year. The Company’s policy is to qualify its executive program and plans for deductibility under Section 162(m) to the extent the committee determines such action to be appropriate.

While the committee’s general policy is to preserve the deductibility of compensation paid to the NEOs, the committee nevertheless authorizes payments that might not be deductible if it believes that they are in the best interests of the Company and its shareholders. For the year ended December 31, 2011, $494,338 was disallowed as a tax deduction.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2011, 2010 and 2009.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary $	Bonus $(1)	Stock Awards $(1)(2)	Option Awards $(1)(2)	Non-Equity Incentive Plan Compensation $	Change in Pension Value and Nonqualified Deferred Compensation Earnings $	All Other Compensation $(3)	Total $
Paul H. Sunu(4) Director and Chief Executive Officer	2011 2010	750,000 268,269	157,220 —	2,223,600 —	1,016,250 —	— —	— —	103,783 507,632	4,250,853 775,901

Ajay Sabherwal(5) Executive Vice President and Chief Financial Officer	2011 2010	370,000 170,769	90,000 45,870	630,020 —	341,460 —	— —	— —	15,916 27,183	1,447,396 243,822

Jeffrey W. Allen Executive Vice President, Sales	2011 2010 2009	300,000 284,423 190,598	119,487 63,824 —	500,310 — 108,768	268,290 — —	— — —	— — —	13,686 19,542 7,284	1,201,773 367,789 306,650

Shirley J. Linn Executive Vice President, General Counsel and Secretary	2011 2010 2009	300,000 300,000 317,308	165,776 67,320 —	500,310 — 186,458	268,290 — —	— — —	— — —	12,140 17,111 17,801	1,246,516 384,431 521,567

Kathleen McLean(6) Executive Vice President and Chief Revenue Officer	2011 2010	300,000 237,385	80,000 67,883	500,310 —	268,290 —	— —	— —	13,743 53,428	1,162,343 358,696

Peter G. Nixon Executive Vice President, External Affairs and Operational Support	2011 2010 2009	325,000 325,000 343,750	136,258 72,930 —	500,310 — 201,996	268,290 — —	— — —	— — —	13,653 15,392 19,165	1,243,511 413,322 564,911

(1)	All 2011 bonus payments, stock awards and option awards were made in accordance with the Plan, upon emergence from bankruptcy. No bonuses were earned under the Annual Incentive Plan in 2011.
(2)

The amounts shown in columns (e) and (f) are the grant date fair value of the stock and option awards, adjusted to eliminate the effect of any forfeiture assumption in calculating stock compensation, computed in accordance with the Compensation—Stock Compensation Topic of the ASC. The grant date fair value per share of the restricted stock awards was calculated as the fair market value per share of the common stock on the date of grant. The grant date fair value per share of the restricted stock awarded on the Effective Date is equal to the fair value per share of the Company’s common stock calculated in conjunction with fresh start accounting. The grant date fair value per share of the stock options was estimated using the Black-Scholes option pricing model which requires the use of various assumptions including the expected life of the option, expected dividend rate, expected volatility and risk-free interest rate. Key assumptions used for determining the fair value of the stock options granted during 2011 were as follows: expected life—5.75 years; expected dividend rate—0.00%; expected volatility—45.0%; and risk-free interest rate—2.37%. The 5.75 year expected life (estimated period of time outstanding) of stock options granted on the Effective Date was estimated using the “Simplified Method” which utilizes the midpoint between vesting date and the end of the contractual term. This method was utilized for the stock options granted on the Effective Date due to the lack of historical exercise behavior of the Company’s employees. For all stock options granted during 2011, no dividends are expected to be paid over the term of the stock options resulting in the use of a zero expected dividend rate. The expected volatility rate for all stock options granted during 2011 is based on the observed historical and implied volatilities of comparable companies, which were adjusted to account for the various differences between the comparable companies and the Company. The risk free interest rate is specific to the date of grant. On the Effective Date, the risk-free interest rate was interpolated from the yields on the 5-year and 7-year U.S. Treasury bonds.

(3)	The amount shown in column (i) for 2011 reflects the following for each NEO:

•

Matching contributions made by FairPoint to its 401(k) retirement savings plan in the amounts of $12,250 for Mr. Sunu, $12,250 for Mr. Sabherwal, $12,250 for Mr. Allen, $10,596 for Ms. Linn, $12,250 for Ms. McLean and $11,980 for Mr. Nixon;

•

Contributions made by FairPoint to the term life insurance plans it sponsors for all eligible employees (including our NEOs) in the amounts of $3,432 for Mr. Sunu, $1,905 for Mr. Sabherwal, $1,436 for Mr. Allen, $1,544 for Ms. Linn, $1,493 for Ms. McLean, $1,673 for Mr. Nixon; and

•	Relocation expenses reimbursed by FairPoint in the amounts of $88,101 for Mr. Sunu and $1,761 for Mr. Sabherwal.

(4)	Mr. Sunu was appointed as our Chief Executive Officer on August 24, 2010. Mr. Sunu does not receive any compensation for serving on our board of directors.
(5)	Mr. Sabherwal was appointed Chief Financial Officer on July 19, 2010.
(6)	Ms. McLean began employment with FairPoint on March 15, 2010 and her employment terminated effective as of April 13, 2012.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Paul H. Sunu Director and Chief Executive Officer	1/24/2011 1/24/2011	— —	— —	— —	— —	— —	— —	120,000 —	— 125,000	— 24.29	2,223,600 1,016,250

Ajay Sabherwal Executive Vice President and Chief Financial Officer	1/24/2011 1/24/2011	— —	— —	— —	— —	— —	— —	34,000	— 42,000	— 24.29	630,020 341,460

Jeffrey W. Allen Executive Vice President, Sales	1/24/2011 1/24/2011	— —	— —	— —	— —	— —	—	27,000 —	— 33,000	— 24.29	500,310 268,290

Shirley J. Linn Executive Vice President, General Counsel and Secretary	1/24/2011 1/24/2011	— —	— —	— —	— —	— —	—	27,000 —	— 33,000	— 24.29	500,310 268,290

Kathleen McLean Executive Vice President and Chief Revenue Officer	1/24/2011 1/24/2011	— —	— —	— —	— —	— —	—	27,000 —	— 33,000	— 24.29	500,310 268,290

Peter G. Nixon Executive Vice President, External Affairs and Operational Support	1/24/2011 1/24/2011	— —	— —	— —	— —	— —	— —	27,000 —	— 33,000	— 24.29	500,310 268,290

(1)

These awards and options were granted under the Long Term Incentive Plan. All awards and options are time-vested, with 25% vesting on the grant date and the remainder vesting in three equal annual installments, commencing on the first anniversary date of the grant.

(2)

Reflects the grant date fair value of stock and option awards based on the target number of awards included in the grant and the fair value of the awards at the date of grant, as determined in accordance with the Compensation—Stock Compensation Topic of the ASC. In the case of restricted stock this amount is equal to the number of restricted shares issued, multiplied by the market value of the Company’s common stock on the date of grant. See note (1) to the “Summary Compensation Table” for more information on the assumptions used.

Outstanding Equity Awards at December 31, 2011

		Option Awards					Stock Awards
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (1)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul H. Sunu Director and Chief Executive Officer	1/24/2011 1/24/2011	— 31,250	— —	— 93,750	— 24.29	— 1/24/2021	— —	— —	90,000 —	389,700 —

Ajay Sabherwal Executive Vice President and Chief Financial Officer	1/24/2011 1/24/2011	— 10,500	— —	— 31,500	— 24.29	— 1/24/2021	— —	— —	25,500 —	110,415 —

Jeffrey W. Allen Executive Vice President, Sales	1/24/2011 1/24/2011	— 8,250	— —	— 24,750	— 24.29	— 1/24/2021	— —	— —	20,250 —	87,683 —

Shirley J. Linn Executive Vice President, General Counsel and Secretary	1/24/2011 1/24/2011	— 8,250	— —	— 24,750	— 24.29	— 1/24/2021	— —	— —	20,250 —	87,683 —

Kathleen McLean Executive Vice President and Chief Revenue Officer	1/24/2011 1/24/2011	— 8,250	— —	— 24,750	— 24.29	— 1/24/2021	— —	— —	20,250 —	87,683 —

Peter G. Nixon Executive Vice President, External Affairs and Operational Support	1/24/2011 1/24/2011	— 8,250	— —	— 24,750	— 24.29	— 1/24/2021	— —	— —	20,250 —	87,683 —

(1)

These stock options were granted under the Long Term Incentive Plan. All stock options are time-vested, with 25% vesting on the grant date and the remainder vesting in three equal annual installments, commencing on the first anniversary date of the grant.

(2)	Reflects the weighted average exercise price of option awards based on the Plan.
(3)

These stock awards were granted under the Long Term Incentive Plan. All stock awards are time-vested, with 25% vesting on the grant date and the remainder vesting in three equal annual installments, commencing on the first anniversary date of the grant.

Option Exercises and Stock Vested

None of the NEOs exercised any stock options during the fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Paul H. Sunu Director and Chief Executive Officer	—	—	30,000	555,900

Ajay Sabherwal Executive Vice President and Chief Financial Officer	—	—	8,500	157,505

Jeffrey W. Allen Executive Vice President, Sales	—	—	6,750	125,078

Shirley J. Linn Executive Vice President, General Counsel and Secretary	—	—	6,750	125,078

Kathleen McLean Executive Vice President and Chief Revenue Officer	—	—	6,750	125,078

Peter G. Nixon Executive Vice President, External Affairs and Operational Support	—	—	6,750	125,078

(1)	Value realized is computed by multiplying the number of shares acquired on vesting by $18.53, the fair value of the restricted stock on the date of grant.

Nonqualified Deferred Compensation

Pursuant to the Company’s nonqualified deferred compensation plan, prior to entering Chapter 11 certain executives, including NEOs, could defer a portion of their annual salary and bonuses. Deferral elections could be made by eligible executives in each year for amounts to be earned in the following year. An executive could defer up to 50% of his or her annual salary and up to 100% of his or her annual bonus. Deferrals have not been permitted since January 1, 2010 and all remaining balances were distributed at the beginning of 2011.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)
Paul H. Sunu Director and Chief Executive Officer	—	—	—	—	—

Ajay Sabherwal Executive Vice President and Chief Financial Officer	—	—	—	—	—

Jeffrey W. Allen Executive Vice President, Sales	—	—	—	(12,221)	—

Shirley J. Linn Executive Vice President, General Counsel and Secretary	—	—	—	(19,708)	—

Kathleen McLean Executive Vice President and Chief Revenue Officer	—	—	—	—	—

Peter G. Nixon Executive Vice President, External Affairs and Operational Support	—	—	—	(74,753)	—

Potential Payments Upon Termination or Change of Control

FairPoint has employment agreements with Paul H. Sunu and with Kathleen McLean and change in control and severance agreements with Ajay Sabherwal, Jeffrey W. Allen, Peter G. Nixon and Shirley J. Linn. These agreements provide benefits to our NEOs in the event their employment is terminated under certain circumstances as summarized below.

Paul H. Sunu

Under the Employment Agreement with Mr. Sunu, either party may terminate Mr. Sunu’s employment at any time. In the event (i) the Company terminates Mr. Sunu’s employment without cause (as defined in the employment agreement), (ii) the term of employment under the Employment Agreement expires following the Company’s delivery of a non-extension notice or (iii) Mr. Sunu resigns his employment for good reason (as defined in the Employment Agreement), Mr. Sunu will receive: (x) any accrued but unpaid base salary through the date of the termination, any unpaid annual incentive plan bonus (in respect of any completed fiscal year that has ended prior to the date of the termination of Mr. Sunu’s employment), any unpaid or unreimbursed expense reimbursements and any benefits to be provided under the Company’s employee benefits plans upon a termination of employment; and (y) an amount equal to the sum of (A) two times the amount of Mr. Sunu’s then-current base salary, (B) two times the amount of his annual incentive plan bonus for the immediately preceding fiscal year (or in the event such termination occurs prior to the payment of Mr. Sunu’s annual bonus for 2011, if any, an amount equal to $1,500,000); and (C) the cost of continued health and disability insurance coverage for

Mr. Sunu and his covered dependents for a period of twenty-four months. In each case above, Mr. Sunu’s entitlement to certain payments and benefits are subject to his compliance with a non-interference agreement with the Company, pursuant to which Mr. Sunu agreed to, among other things, certain non-competition and non-solicitation provisions for 24 months following his employment with the Company.

In the event that Mr. Sunu’s employment is terminated due to death or disability, Mr. Sunu or his estate or his beneficiaries, as the case may be, shall be entitled to (i) any accrued but unpaid base salary through the date of the termination of Mr. Sunu’s employment, (ii) any unpaid annual incentive plan bonus (in respect of any completed fiscal year that has ended prior to the date of the termination of Mr. Sunu’s employment), (iii) any unpaid or unreimbursed expense reimbursements, (iv) any benefits to be provided under the Company’s employee benefits plans (in accordance with such plans) and (v) an amount equal to the sum of (x) Mr. Sunu’s then-current base salary, (y) Mr. Sunu’s annual incentive plan bonus for the immediately preceding fiscal year, and (z) the cost of continued health and disability insurance coverage for Mr. Sunu and his covered dependants during the 12 month period following the date of such termination.

In the event that Mr. Sunu’s employment is terminated (i) by the Company with cause, (ii) by Mr. Sunu without good reason, or (iii) upon the expiration of the term of employment following delivery by Mr. Sunu to the Company of a non-extension notice pursuant to the terms of the Employment Agreement, Mr. Sunu shall be entitled to (x) any accrued but unpaid base salary through the date of the termination of Mr. Sunu’s employment, (y) any unpaid or unreimbursed expense reimbursements, and (z) any benefits to be provided under the Company’s employee benefits plans (in accordance with the terms of such plans). However, Mr. Sunu shall be entitled to receive the payments and benefits as provided by the Employment Agreement for termination by Mr. Sunu for good reason, subject to the same limitations described above, in the event that Mr. Sunu provides the Company with notice of his termination of employment without good reason during the 13th month following the consummation of a change in control.

In the event that (i) Mr. Sunu’s employment is terminated due to death or disability, (ii) the Company terminates Mr. Sunu’s employment without cause, (iii) the term of employment under the Employment Agreement expires following the Company’s delivery of a non-extension notice to Mr. Sunu, or (iv) Mr. Sunu terminates his employment with good reason, the payment of any amount or provision of any benefit in connection therewith is conditioned upon Mr. Sunu’s execution, and delivery to the Company of a release of all claims against, among other parties, the Company and its subsidiaries.

Kathleen McLean

Under the employment agreement with Ms. McLean, either party may terminate Ms. McLean’s employment at any time. In the event (i) the Company terminates Ms. McLean’s employment without cause (as defined in the employment agreement), (ii) the Company delivers a termination notice to Ms. McLean in accordance with the provisions of her employment agreement, or (iii) Ms. McLean resigns her employment for good reason (as defined in the employment agreement), Ms. McLean will receive: (x) any accrued, but unpaid base salary through the date of termination of Ms. McLean’s employment and annual incentive plan bonus (in respect of any completed fiscal year that has ended prior to the date of the termination of Ms. McLean’s employment), any unpaid or unreimbursed expenses, any benefits to be provided under the Company’s employee benefit plans upon a termination of employment and any amounts payable under the Long Term Incentive Plan; (y) an amount equal to the sum of (A) two times the amount of Ms. McLean’s then-current base salary, (B) two times the amount of her average annual incentive plan bonus for the immediately preceding two fiscal years where the average is determined by reference to the actual annual bonus paid to Ms. McLean for the immediately two preceding fiscal years, subject to certain adjustments if such termination or resignation occurs within six months before or after a change in control, and (C) the cost of continued health and disability insurance coverage for Ms. McLean and her covered dependents for a period of twenty-four months following such termination or resignation, as applicable. In the case of (iii) above, Ms. McLean is also entitled to accelerated vesting of the next tranche of benefits payable under the Long Term Incentive Plan. The employment agreement does not require the Company to provide any tax gross-up on the benefits paid under the employment agreement.

In the event that Ms. McLean’s employment is terminated due to death or disability, Ms. McLean or her estate or her beneficiaries, as the case may be, shall be entitled to (i) any accrued but unpaid base salary through the date of the termination of Ms. McLean’s employment, (ii) any unpaid annual incentive plan bonus (in respect of any completed fiscal year that has ended prior to the date of the termination of Ms. McLean’s employment), (iii) any unpaid or unreimbursed expense reimbursements, (iv) any benefits to be provided under the Company’s employee benefits plans (in accordance with such plans) and (v) any amounts payable under the Long Term Incentive Plan.

In the event that Ms. McLean’s employment is terminated (i) by the Company with cause, (ii) by Ms. McLean without good reason, or (iii) upon the delivery by Ms. McLean to the Company of a termination notice pursuant to the terms of her employment agreement, Ms. McLean shall be entitled to any accrued, but unpaid base salary through the date of termination of Ms. McLean’s employment, any unpaid or unreimbursed expenses, any benefits to be provided under the Company’s employee benefit plans upon a termination of employment (in accordance with such plans) and any amounts payable under the Long Term Incentive Plan.

Ms. McLean’s entitlement to payments and benefits under her employment agreement are subject to her compliance with a non-interference agreement with the Company, pursuant to which Ms. McLean agrees to, among other things, certain non-competition and non-solicitation provisions for 12 months following her employment with the Company.

In addition, in the event that (i) Ms. McLean’s employment is terminated due to death or disability, (ii) the Company terminates Ms. McLean’s employment without cause, (iii) the Company delivers a termination notice prior to the expiration of Ms. McLean’s term of employment pursuant to the provisions of the employment agreement, or (iv) Ms. McLean terminates her employment with good reason in accordance with her employment agreement, the payment of any amount or provision of any benefit in connection therewith is conditioned upon Ms. McLean’s execution and delivery to the Company of a general release of claims.

Ms. McLean’s employment with the Company terminated effective as of April 13, 2012.

Ajay Sabherwal, Jeffrey W. Allen, Peter G. Nixon and Shirley J. Linn

We entered into change in control and severance agreements, which we refer to collectively as the severance agreements, with Mr. Nixon and Ms. Linn on March 14, 2007, with Mr. Allen on September 17, 2009, and with Mr. Sabherwal on July 19, 2010. Each severance agreement provides, subject to certain conditions, that we will pay severance and provide benefits to the subject employee (i) in the event of such employee’s termination without cause, or (ii) within two years of a change in control, upon such employee’s resignation within 45 days following (A) a significant or material reduction of such employee’s key responsibilities or duties or a downgrade of such employee’s career band level to a level that is lower than the current career band level of such employee, (B) a reduction in such employee’s overall compensation opportunities (other than if the Company for business reasons has to reduce bonus opportunities or base salaries of all executives), (C) the diminishment or elimination of such employee’s rights to the severance benefits detailed in the severance agreement, or (D) any material breach by the Company of the severance agreement. The severance payable and benefits required to be provided include unpaid base salary as of the date of separation, expense reimbursements, accrued benefits, any earned but unpaid bonus or incentive payment for the fiscal year before the year of termination, provided that any unpaid vested amounts or benefits under the Company’s compensation, incentive or benefit plans will be paid in accordance with such plans, lump sum cash payments equal to two times such employee’s annual base salary and target annual incentive plan bonus (in the case of Mr. Allen and Mr. Sabherwal the annual bonus is equal to the target annual incentive plan bonus and, with respect to Ms. Linn and Mr. Nixon, the annual bonus is equal to the average of the last two years’ annual incentive plan bonus made to such employees, if any), lump sum cash payments equivalent to twenty-four months of COBRA premiums and life insurance premiums, and the vesting of all non-performance based, non-vested and/or unearned long term incentive awards, among others, provided that any applicable performance requirement under any long term incentive awards must be satisfied. If the Company determines that reducing the benefits to just below the level that would trigger the “golden parachute” excise tax payable by the employee will result in a greater after-tax benefit to the executive, the benefits will be reduced to that level. The payment of certain amounts and provision of certain benefits under the severance agreements are conditioned upon the subject employee’s signing and making effective a general release of claims.

The severance agreements also contain provisions pursuant to which each subject employee, for a period of 12 months after such employee leaves the employment of the Company, agrees to refrain from certain activities including (1) soliciting any of our employees or consultants to leave us or to perform services for another company, or (2) accepting any employment or similar arrangements with certain of our competitors.

The following table shows cash compensation that would have been payable under the agreements with the NEOs if their employment had terminated on December 31, 2011 under conditions that would trigger payments.

Reason for Payment:	Base Salary ($)	Bonus ($)	Acceleration and Continuation of Equity Awards (Unamortized Expense as of 12/31/11) ($)	Continuation of Medical/Welfare Benefits (Present Value) ($)	Total Termination Benefits ($)
Paul H. Sunu Director and Chief Executive Officer
Involuntary termination with cause	—	—	—	—	—
Voluntary termination without good reason	—	—	—	—	—
Termination without cause, termination without cause after change in control or voluntary termination with good reason	1,500,000	1,500,000	1,672,181	44,003	4,716,184

Ajay Sabherwal Executive Vice President and Chief Financial Officer
Involuntary termination with cause	—	—	—	—	—
Voluntary termination without good reason	—	—	—	—	—
Termination without cause or after change in control	740,000	370,000	501,409	41,162	1,652,571

Jeffrey W. Allen Executive Vice President, Sales
Involuntary termination with cause	—	—	—	—	—
Voluntary termination without good reason	—	—	—	—	—
Termination without cause or after change in control	600,000	300,000	396,697	40,492	1,337,189

Shirley J. Linn Executive Vice President, General Counsel and Secretary
Involuntary termination with cause	—	—	—	—	—
Voluntary termination without good reason	—	—	—	—	—
Termination without cause or after change in control	600,000	67,320	396,697	29,059	1,093,076

Reason for Payment:	Base Salary ($)	Bonus ($)	Acceleration and Continuation of Equity Awards (Unamortized Expense as of 12/31/11) ($)	Continuation of Medical/Welfare Benefits (Present Value) ($)	Total Termination Benefits ($)
Kathleen McLean Executive Vice President and Chief Revenue Officer
Involuntary termination with cause	—	—	—	—	—
Voluntary termination without good reason	—	—	—	—	—
Termination without cause, termination without cause after change in control or voluntary termination with good reason	600,000	67,883	396,697	15,398	1,079,978

Peter G. Nixon Executive Vice President, External Affairs and Operational Support
Involuntary termination with cause	—	—	—	—	—
Voluntary termination without good reason	—	—	—	—	—
Termination without cause or after change in control	650,000	72,930	396,697	29,299	1,148,926

Director Compensation

2011 Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the significant amount of time that directors spend in fulfilling their duties to the Company as well as the skill level required by the members of our board of directors.

With the exception of Mr. Arden, who elected to forgo all compensation, in 2011, each non-employee director appointed on the Effective Date received an annual fee of $75,000 for serving as a director. In addition, an annual fee of $30,000 was paid for serving as the chairperson of FairPoint’s audit committee and an annual fee of $20,000 was paid for serving as the chairperson of FairPoint’s compensation committee, corporate governance and nominating committee or the regulatory committee. In addition, an annual fee of $15,000 and $7,500 was paid for serving as a non-chair member of FairPoint’s audit committee and compensation committee, respectively. An annual fee of $30,000 was paid to FairPoint’s chairman of the board of directors. All annual fees were paid in quarterly installments.

With the exception of Mr. Arden, who elected to forgo all compensation, FairPoint’s non-employee directors of the board of directors also received an award of approximately $449,000 in the form of restricted stock and stock options, which were issued under the Long Term Incentive Plan. These awards vested 25% on the Effective Date, with the remainder vesting in three equal installments, commencing on the first anniversary of the Effective Date.

As of the Effective Date, the following directors ceased to serve on the Company’s board of directors: Thomas F. Gilbane, Jr., Robert S. Lilien, Claude C. Lilly, Jane E. Newman and Michael R. Tuttle. These directors received a cash award of $11,250 for their service from January 1, 2011 to January 24, 2011, the Effective Date. In addition, during a portion of the pendency of the bankruptcy, Mr. Lilien had been appointed as the restructuring monitor on behalf of the board of directors and received 2011 compensation of $40,000 for his service during the period from January 1, 2011 to January 24, 2011, the Effective Date.

FairPoint’s employee director, Mr. Sunu, does not receive any compensation for serving on its board of directors.

2011 Summary Director Compensation

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Todd W. Arden(4)(6)	—	—	—	—	—	—	—
Dennis J. Austin(4)	75,000	270,223	178,876	—	—	—	524,099
Edward D. Horowitz(4)	125,000	270,223	178,876	—	—	—	574,099
Michael J. Mahoney(4)	110,000	270,223	178,876	—	—	—	559,099
Michael K. Robinson(4)	90,000	270,223	178,876	—	—	—	539,099
David L. Treadwell(4)	102,500	270,223	178,876	—	—	—	551,599
Wayne Wilson(4)	105,000	270,223	178,876	—	—	—	554,099
Thomas F. Gilbane, Jr.(5)	11,250	—	—	—	—	—	11,250
Robert S. Lilien(5)	51,250	—	—	—	—	—	51,250
Claude C. Lilly(5)	11,250	—	—	—	—	—	11,250
Jane E. Newman(5)	11,250	—	—	—	—	—	11,250
Michael R. Tuttle(5)	11,250	—	—	—	—	—	11,250

(1)

See the discussion preceding this table for the general method used to determine each non-employee director’s cash compensation. For fiscal 2011, the particular components paid as cash compensation in excess of each non-employee director’s $75,000 retainer (for post-Effective Date directors) and $11,250 cash retainer (for all pre-Effective Date directors) were as follows: Mr. Horowitz ($30,000 as chairman of the board of directors and $20,000 as chair of compensation committee); Mr. Mahoney ($15,000 as member of audit committee and $20,000 as chair of regulatory committee); Mr. Robinson ($15,000 as member of audit committee); Mr. Treadwell ($7,500 as member of compensation committee and $20,000 as chair of corporate governance and nominating committee); Mr. Wilson ($30,000 as chair of audit committee); and Mr. Lilien ($40,000 as chair of special committee).

(2)

Column (c) reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2011 in accordance with FAS 123(R). This amount is equal to the number of restricted shares granted during the year multiplied by the fair value of the Company’s common stock on the date of grant. The grant date fair value per share of the restricted stock awarded on the Effective Date is equal to the fair value per share of the Company’s common stock calculated in conjunction with fresh start accounting. During 2011, each director, with the exception of Mr. Arden, was granted 14,583 shares of restricted stock with a grant date fair value of $18.53.

As of December 31, 2011, each director has the following number of restricted stock awards outstanding: Mr. Austin—10,937; Mr. Horowitz—10,937; Mr. Mahoney—10,937; Mr. Robinson—10,937; Mr. Treadwell—10,937; and Mr. Wilson—10,937.

(3)

Column (d) reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2011 in accordance with the Compensation—Stock Compensation Topic of the ASC. The grant date fair value per share of the stock options were estimated using the Black-Scholes option pricing model which requires the use of various assumptions including the expected life of the option, expected dividend rate, expected volatility and risk-free interest rate. See note (1) to the “Summary Compensation Table” for more information on the assumptions used. During 2011, each director, with the exception of Mr. Arden, was granted 22,002 options with a grant date fair value of $8.13.

As of December 31, 2011, each director has the following number of unvested stock options: Mr. Austin—16,501; Mr. Horowitz—16,501; Mr. Mahoney—16,501; Mr. Robinson—16,501; Mr. Treadwell—16,501; and Mr. Wilson—16,501.

(4)	Appointed to the board of directors in accordance with the Plan on the Effective Date.

(5)	Resigned from the board of directors in accordance with the Plan on the Effective Date.

(6)	Mr. Arden has waived the receipt of all compensation.

EXECUTIVE OFFICERS

The following table sets forth the names and positions of our current executive officers and their ages.

Name	Age	Position
Paul H. Sunu	56	Director and Chief Executive Officer
Ajay Sabherwal	46	Executive Vice President and Chief Financial Officer
Kenneth W. Amburn	69	Executive Vice President, Operations and Engineering
Shirley J. Linn	61	Executive Vice President, General Counsel and Secretary
Peter G. Nixon	59	Executive Vice President, External Affairs and Operational Support
Gregory W. Castle	61	Senior Vice President, Human Resources
Rosemary M. Hauser	52	Senior Vice President and Chief Information Officer
John T. Hogshire	50	Vice President and Controller

The following sets forth selected biographical information for our executive officers who are not directors.

Ajay Sabherwal. In July 2010, Mr. Sabherwal was appointed as our Executive Vice President and Chief Financial Officer. Previously, Mr. Sabherwal served as Chief Financial Officer for Mendel Biotechnology from 2009 to 2010, Chief Financial Officer for Aventine Renewable Energy from 2005 to 2009 and Executive Vice President, Finance and Chief Financial Officer for Choice One Communications from 1999 to 2005.

Kenneth W. Amburn. In October 2010, Mr. Amburn was appointed as our Executive Vice President, Operations and Engineering. Prior to joining us, Mr. Amburn served as Chief Operating Officer for Madison River Communications from September 2000 to April 2007 and as Vice President of Operations for Madison River Communications from May 1998 to August 2000. Previously, Mr. Amburn served as Vice President for Network Construction Services from September 1995 to April 1998. He also served as Vice President, East Region for Citizens Utilities from July 1993 to August 1995, Sprint/Centel Texas from January 1993 to June 1993 and Centel Texas from January 1985 to December 1992.

Shirley J. Linn. In March 2006, Ms. Linn was appointed as our Executive Vice President, General Counsel and Secretary. Previously, Ms. Linn served as our Senior Vice President, General Counsel and Secretary from September 2004 to March 2006. Prior thereto, Ms. Linn served as our General Counsel since October 2000, our Vice President since October 2000, and our Secretary since December 2000. Prior to joining us, Ms. Linn was in the private practice of law in Charlotte, North Carolina and New York City, in each case where she specialized in general business matters, particularly mergers and acquisitions.

Peter G. Nixon. In July 2011, Mr. Nixon assumed the role of Executive Vice President, External Affairs and Operational Support. Previously, since July 2007, Mr. Nixon served as our President. Prior to July 2007, Mr. Nixon had served as our Chief Operating Officer since November 2002. Previously, Mr. Nixon was our Senior Vice President of Corporate Development from February 2002 to November 2002 and President of our Telecom Group from April 2001 to February 2002. Prior to this, Mr. Nixon served as President of our Eastern Region Telecom Group from June 1999 to April 2001 and President of Chautauqua and Erie Telephone Corporation, which we refer to as C&E, from July 1997, when we acquired C&E, to June 1999. From April 1989 to June 1997, Mr. Nixon served as Executive Vice President of C&E. From April 1978 to March 1989, Mr. Nixon served as Vice President of Operations for C&E. Mr. Nixon has served as the past Chairman of the New York State Telecommunications Association from June 1996 to June 1998.

Gregory W. Castle. In August 2011, Mr. Castle was appointed as our Senior Vice President, Human Resources. Previously, from May 2011 to August 2011 Mr. Castle served as our Vice President, Human Resources and from January 2011 to May 2011, he served as our Vice President, Labor Relations. Mr. Castle previously served, from 2004 to 2011, as the President of Castle & Associates, a consulting firm developing human resources and labor relations strategies for its consulting clients. Prior thereto, Mr. Castle served as Senior Vice President, Corporate Human Resources at Orius Corporation from 2001 to 2004, as Vice President, Human Resources at Exelon Corporation from 2000 to 2001 and as Vice President, Corporate Labor Relations for Ameritech Corporation from 1995 to 2000.

Rosemary M. Hauser. In August 2011, Ms. Hauser was appointed as our Senior Vice President and Chief Information Officer. Ms. Hauser previously served as the Senior Vice President and Chief Information Officer for Hawaiian Telcom Communications, Inc. from 2008 to 2011, as the Vice President-Delivery Services Finance & Corporate for Freddie Mac from 2007 to 2008, as the Vice President-Finance, HR, Billing and Unified Messaging for MCI from 2003 to 2006 and the Vice President—OSS Systems, Billing and Architecture, PMO for XO Communications from 2000 to 2003. Additionally, Ms. Hauser held various positions at Bell Atlantic, including the Group Information Officer from 1996— 2000, the Vice President-Business Solutions from 1998— 1999 and the Vice President—Strategic Billing from 1996—1998.

John T. Hogshire. In September 2010, Mr. Hogshire was appointed as our Vice President and Controller. Mr. Hogshire previously served as the Director of Accounting for Aviat Networks (f/k/a Harris Stratex Networks) from July 2008 to September 2010, as a Consultant with Aviat Networks from January 2008 to July 2008 and as Vice President—Controller of Madison River Communications from December 1998 to July 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our code of business conduct and ethics, which is posted on our website at www.fairpoint.com, prohibits directors and executive officers from engaging in transactions on behalf of us with a family member, or with a company with which they are or their family member is a significant owner or associated or employed in a significant role. Our audit committee must review and approve in advance all material related party transactions or business or professional relationships. All instances involving potential related party transactions or business or professional relationships must be reported to our legal department which will assess the materiality of the transaction or relationship and elevate the matter to the audit committee as appropriate. Any dealings with a related party must be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by us are no less favorable than could be obtained from unrelated parties on an arm’s-length basis. Directors and officers are not permitted to enter into, develop or continue any such material transaction or relationship without obtaining prior approval from the audit committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own, or are part of a group that owns, more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and NASDAQ. Officers, directors and beneficial owners of more than 10% of our common stock are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of Forms 3, 4 and 5 and amendments thereto available to us and other information obtained from our directors, officers and beneficial owners of more than 10% of our common stock or otherwise available to us, we believe that no director, officer or beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required pursuant to Section 16(a) of the Exchange Act for fiscal year 2011, other than Marathon Asset Management LP, a 10% owner of our common stock, which filed a Form 3 with the SEC late.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of April 10, 2012. The information (other than with respect to our directors and executives) is based on a review of statements filed prior to April 10, 2012 with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our common stock. The following table includes beneficial ownership for:

•	each NEO;

•	all other executive officers as a group;

•	each director;

•	all executive officers and directors as a group; and

•	each person known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock based on such person’s most recently filed Schedule 13D or Schedule 13G.

The address of each director and executive officer listed is c/o FairPoint Communications, Inc., 521 East Morehead Street, Suite 500, Charlotte, NC 28202.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

	Common Stock Beneficially Owned(1)
Name	Number	Percent of Class
Executive Officers and Directors:
Paul H. Sunu(2)	213,500	0.8%
Ajay Sabherwal(3)	55,730	0.2%
Jeffrey W. Allen(4)	41,935	0.2%
Shirley J. Linn(5)	45,062	0.2%
Kathleen McLean(6)	44,252	0.2%
Peter G. Nixon(7)	44,252	0.2%
Other executive officers as a group (4 persons)(8)	88,973	0.3%
Todd Arden(9)	—	—
Dennis J. Austin(10)	25,585	*
Edward D. Horowitz(11)	30,585	0.1%
Michael J. Mahoney(12)	25,585	*
Michael K. Robinson(13)	25,585	*
David L. Treadwell(14)	44,585	0.2%
Wayne Wilson(15)	25,585	*

All executive officers and directors as a group (16 persons)(16)	669,279	2.6%

5% Shareholders:
Angelo, Gordon & Co., L.P.(17)	5,128,325	19.6%
Anchorage Capital Group, L.L.C.(18)	2,578,661	9.8%
Paulson & Co. Inc.(19)	2,283,789	8.7%
New Generation Advisers LLC(20)	1,565,537	6.0%
Chatham Asset Management, LLC(21)	1,312,600	5.0%

*	Less than 0.1%.

(1)

Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. The percentage of beneficial ownership is based on 26,215,302 shares of our common stock outstanding as of April 10, 2012.

(2)

With respect to shares beneficially owned: (i) includes 74,500 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 60,000 shares of restricted stock awarded under our Long Term Incentive Plan and (iii) 79,000 shares of common stock.

(3)

With respect to shares beneficially owned: (i) includes 24,875 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 17,000 shares of restricted stock awarded under our Long Term Incentive Plan and (iii) includes 13,855 shares of common stock.

(4)

With respect to shares beneficially owned: (i) includes 17,500 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 13,500 shares of restricted stock awarded under our Long Term Incentive Plan and (iii) includes 10,935 shares of common stock.

(5)

With respect to shares beneficially owned: (i) includes 19,750 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 13,500 shares of restricted stock awarded under our Long Term Incentive Plan and (iii) includes 11,812 shares of common stock.

(6)

With respect to shares beneficially owned: (i) includes 19,750 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 13,500 shares of restricted stock awarded under our Long Term Incentive Plan and (iii) includes 11,002 shares of common stock.

(7)

With respect to shares beneficially owned: (i) includes 19,750 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 13,500 shares of restricted stock awarded under our Long Term Incentive Plan and (iii) includes 11,002 shares of common stock.

(8)

With respect to shares beneficially owned: (i) includes 44,617 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 26,733 shares of restricted stock awarded under our Long Term Incentive Plan and (iii) includes 17,623 shares of common stock. Does not include shares beneficially owned by Mr. Allen because he is not a current executive officer.

(9)	Mr. Arden has elected to waive all compensation.
(10)

With respect to shares beneficially owned: (i) includes 11,002 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 7,291 shares of restricted stock awarded under our Long Term Incentive Plan and (iii) includes 7,292 shares of common stock.

(11)

With respect to shares beneficially owned: (i) includes 11,002 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 7,291 shares of restricted stock awarded under our Long Term Incentive Plan and (iii) includes 12,292 shares of common stock.

(12)

With respect to shares beneficially owned: (i) includes 11,002 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 7,291 shares of restricted stock awarded under our Long Term Incentive Plan and (iii) includes 7,292 shares of common stock.

(13)

With respect to shares beneficially owned: (i) includes 11,002 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 7,291 shares of restricted stock awarded under our Long Term Incentive Plan and (iii) includes 7,292 shares of common stock.

(14)

With respect to shares beneficially owned: (i) includes 11,002 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 7,291 shares of restricted stock awarded under our Long Term Incentive Plan and (iii) includes 26,292 shares of common stock.

(15)

With respect to shares beneficially owned: (i) includes 11,002 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 7,291 shares of restricted stock awarded under our Long Term Incentive Plan and (iii) includes 7,292 shares of common stock.

(16)

With respect to shares beneficially owned: (i) includes 269,254 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) includes 187,985 shares of restricted stock awarded under our Long Term Incentive Plan and (iii) includes 212,040 shares of common stock. Does not include shares beneficially owned by Mr. Allen because he is not a current executive officer.

(17)

Other than the information relating to its percentage ownership of our common stock, based solely on information contained in the Schedule 13D filed with the SEC on May 19, 2011, by Angelo, Gordon & Co., L.P. (address: 245 Park Avenue, 26th Floor, New York, New York 10167). The Angelo, Gordon & Co., L.P. Schedule 13D reported sole voting power and sole dispositive power of 5,128,325 shares.

(18)

Other than the information relating to its percentage ownership of our common stock, based solely on information contained in the Schedule 13G filed on February 14, 2012 with the SEC as of December 31, 2011, by Anchorage Capital Group, L.L.C. (address: 610 Broadway, 6th Floor, New York, New York 10012). The Anchorage Capital Group, L.L.C. Schedule 13G reported sole voting power and sole dispositive power of 2,578,661 shares.

(19)

Other than the information relating to its percentage ownership of our common stock, based solely on information contained in the Schedule 13G filed on February 14, 2012 with the SEC as of December 31, 2011, by Paulson & Co. Inc. (address: 1251 Avenue of the Americas, New York, New York 10020). The Paulson & Co. Inc. Schedule 13G reported sole voting power and sole dispositive power of 2,283,789 shares.

(20)

Other than the information relating to its percentage ownership of our common stock, based solely on information contained in the Schedule 13G filed on February 8, 2012 with the SEC as of December 31, 2011, by New Generation Advisors LLC (address: 49 Union Street, Manchester, MA 01944). The New Generation Advisors LLC Schedule 13G reported sole voting power and sole dispositive power of 1,565,537 shares.

(21)

Other than the information relating to its percentage ownership of our common stock, based solely on information contained in the Schedule 13G filed on February 14, 2012 with the SEC as of December 31, 2011, by Chatham Asset Management, LLC (address: 26 Main Street, Suite 204, Chatham, New Jersey 07928). The Chatham Asset Management, LLC Schedule 13G reported sole voting power and sole dispositive power of 1,312,600 shares.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors currently consists of eight directors. In accordance with the Company By-laws, each member of the board of directors is expected to hold office until the first annual meeting of shareholders to be held following the one year anniversary of the Effective Date. Thereafter, members of the board of directors are expected to have one-year terms so that their terms will expire at each annual meeting of shareholders.

It is intended that the persons named in the accompanying proxy will vote to elect the nominees listed below unless authority to vote is withheld. Each nominee will serve until the annual meeting of shareholders at which his or her term expires or until an earlier resignation or retirement or until a successor is elected and qualifies to serve.

We expect that each of the nominees will be available for election. However, if a vacancy in the slate of nominees is caused by death or other unexpected occurrence, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee selected by the persons named in the proxy.

Nominees for Election as Directors

The table below sets forth the names, ages as of April 10, 2012, and existing positions with us held by each nominee:

Name	Age	Office or Position Held
Todd W. Arden	45	Member of the Compensation Committee
Dennis J. Austin	67	Member of the Regulatory Committee
Edward D. Horowitz	64	Chairman of the Board of Directors, Chair of the Compensation Committee and member of the Corporate Governance and Nominating Committee
Michael J. Mahoney	61	Chair of the Regulatory Committee and member of the Audit Committee
Michael K. Robinson	55	Member of the Audit Committee and member of the Regulatory Committee
Paul H. Sunu	56	Director and Chief Executive Officer of FairPoint
David L. Treadwell	57	Chair of the Corporate Governance and Nominating Committee and member of the Compensation Committee
Wayne Wilson	63	Chair of the Audit Committee and member of the Corporate Governance and Nominating Committee

Vote Required; Recommendation

Directors will be elected by a plurality of the votes cast so long as a quorum is present at the annual meeting. Unless otherwise indicated on the proxy, properly executed proxies will be voted to elect the nominees for director. The board of directors recommends that shareholders vote “FOR” all of the nominees for election as directors.

PROPOSAL 2:

APPROVAL ON AN ADVISORY BASIS OF OUR NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires our shareholders to have the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of specific annual, long term and strategic goals. Our NEOs are also aligned with our shareholders because a meaningful portion of their compensation is comprised of equity based incentives. Our compensation committee, which oversees and approves our compensation philosophy and programs, engages in an extensive process to align executive pay, both short and long term, with our performance and the interests of our shareholders. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs. We are asking our shareholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of FairPoint Communications, Inc. (the “Company”) approve, by a non-binding advisory vote, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and narrative disclosure.”

The say-on-pay vote is advisory, and therefore not binding on us, our board of directors or the compensation committee of our board of directors. However, our board of directors and the compensation committee value the opinions of our shareholders and to the extent there is any significant vote against the NEO compensation, we will consider our shareholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.

Vote Required; Recommendation

The approval by a non-binding advisory vote of our named executive officer compensation requires a majority of the votes cast on such matters at the annual meeting. The board of directors unanimously recommends that you vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 3:

RECOMMENDATION ON THE FREQUENCY OF THE ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act also requires our shareholders to have the opportunity to indicate how frequently we should seek an advisory vote on the compensation of our NEOs, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 of this Proxy Statement. By voting on this Proposal 3, shareholders may indicate whether they would prefer that we conduct future advisory votes on NEO compensation once every one, two, or three years.

After careful consideration of this Proposal, the Board has determined that an advisory vote on our named executive officer compensation that occurs every year is the most appropriate alternative for us, and therefore the Board recommends that you vote for a one year interval for the advisory vote on our named executive officer compensation.

In formulating its recommendation, the Board considered that an annual advisory vote on our named executive officer compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on our named executive officer compensation is consistent with our efforts to engage in an ongoing dialogue with our shareholders on corporate governance matters and our named executive officer compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach for us, and we look forward to hearing from our shareholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting. The recommendation by a non-binding advisory vote on the frequency of the advisory vote on named executive officer compensation that receives a majority of all the votes cast (every one, two or three years) will be considered the frequency recommended by the shareholders. In the event that no option receives a majority of all the votes cast, we will consider the option that receives the most votes to be the option selected by the shareholders. However, because this vote is advisory and not binding on our board of directors in any way, the Board may decide that it is in the best interests of the Company to hold an advisory vote on our named executive officer compensation more or less frequently than the option approved by our shareholders.

Vote Required; Recommendation

The recommendation by a non-binding advisory vote on the frequency of the advisory vote on our named executive officer compensation that receives a majority of all the votes cast (every one, two or three years) will be considered the frequency recommendation by the shareholders. In the event that no option receives a majority of all the votes cast, we will consider the option that receives the most votes to be the option selected by the shareholders. The board of directors unanimously recommends that you vote to conduct future advisory votes on our named executive officer compensation on an annual basis.

PROPOSAL 4:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and has recommended that the appointment of Ernst & Young LLP be submitted for ratification by the shareholders at the annual meeting. We have been advised by Ernst & Young LLP that neither that firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent registered public accountants and clients.

We understand that a representative from Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if desired and will be available to respond to appropriate questions.

Shareholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required. However, the appointment is being submitted for ratification at the annual meeting with a view toward soliciting the shareholders’ opinions, which the audit committee will take into consideration in future deliberations. If the appointment of Ernst & Young LLP is not ratified at the annual meeting, the audit committee will consider the engagement of other independent registered public accounting firms. The audit committee may terminate the engagement of Ernst & Young LLP as our independent registered public accounting firm without the approval of our shareholders whenever the audit committee deems termination necessary or appropriate.

Vote Required; Recommendation

The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. The board of directors recommends that shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.

Principal Accounting Fee Information

The following table sets forth the aggregate fees paid or payable to Ernst & Young LLP, our independent registered public accounting firm, relating to services rendered for our fiscal years ended December 31, 2011 and 2010:

	Fiscal Year 2011	Fiscal Year 2010
Audit Fees(1)	$4,032,800	$5,327,000
Audit Related Fees(2)	57,000	66,000
Tax Fees(3)	620,900	666,000
All Other Fees	—	—

Total	$4,710,700	$6,059,000

(1)

Audit fees include amounts billed to us related to annual financial statement audit work and quarterly financial statement reviews. These amounts also include the review of documents filed with the SEC, accounting consultations related to the annual audit and preparation of letters for underwriters and other requesting parties with respect to the Merger and related transactions and application of fresh start accounting.

(2)	Audit Related Fees consist of amounts billed to us related to a review of internal controls within our revenue process.

(3)	Tax Fees consist of fees for professional services for tax consulting and compliance as well as reviews of our 2011 and 2010 restructuring costs for tax purposes.

Audit Committee Pre-Approval Policy

In accordance with our audit committee pre-approval policy, all audit and non-audit services performed for us by our independent accountants were pre-approved by our audit committee.

Our audit committee’s pre-approval policy provides that our independent registered public accounting firm shall not provide services that have the potential to impair or appear to impair the independence of the audit role. The pre-approval policy requires our independent registered public accounting firm to provide an annual engagement letter to our audit committee outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the audit committee’s acceptance of and agreement with such engagement letter, the services within the scope of the proposed audit services shall be deemed pre-approved pursuant to the policy.

The pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the audit committee, prior to engagement, of such services, other than audit services covered by the annual engagement letter. In addition, services to be provided by our independent registered public accounting firm that are not within the category of pre-approved services must be approved by the audit committee prior to engagement, regardless of the service being requested or the dollar amount involved.

Requests or applications for services that require specific separate approval by the audit committee are required to be submitted to the audit committee by both management and the independent registered public accounting firm, and must include a detailed description of the services to be provided and a joint statement confirming that the provision of the proposed services does not impair the independence of the independent registered public accounting firm.

The audit committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the audit committee at its next scheduled meeting. The audit committee is prohibited from delegating to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

SHAREHOLDER PROPOSALS

Any proposal or proposals by a shareholder submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the proxy statement and proxy card relating to our 2013 annual meeting of shareholders must be submitted to us no later than December 17, 2012. All such submissions must comply with Rule 14a-8. In addition, if you desire to bring business or submit a proposal (including director nominations) before our 2013 annual meeting of shareholders outside of Rule 14a-8 under the Exchange Act (i.e., where such business or proposal will not be included in the Company’s proxy statement for the 2013 annual meeting) you must comply with our bylaws, which require, among other things, that you provide written notice of such business to our secretary, which notice must be received not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2013 annual meeting of shareholders any shareholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

Notices of intention to present proposals at the 2013 annual meeting should be addressed to the Company, Attn: Secretary, 521 East Morehead Street, Suite 500, Charlotte, North Carolina 28202.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2011 accompanies this proxy statement.

OTHER BUSINESS

We know of no other matter to come before the meeting. However, if any other matter requiring a vote of the shareholders should arise, it is the intention of the persons named in the proxy to vote such proxy in accordance with their best judgment.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

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VOTE BY INTERNET

http://www.proxyvoting.com/frp

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

VOTE BY TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH NOMINEE LISTED IN ITEM 1, “FOR” ON ITEMS 2 AND 4, AND “1 YEAR” ON ITEM 3.

Please mark your votes as indicated in this example

☒

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2012 Annual Meeting of Shareholders of FairPoint Communications, Inc. (the “Annual Meeting”) or any adjournment thereof. The Board of Directors recommends a vote “FOR” each nominee listed in Item 1, “FOR” Items 2 and 4, and a vote for “1 YEAR” on Item 3.

1. ELECTION OF DIRECTORS

Nominees: FOR ALL WITHHOLD

FOR ALL FOR ALL

(except as indicated to the contrary below)

01 Todd W. Arden

02 Dennis J. Austin

03 Edward D. Horowitz

04 Michael J. Mahoney

05 Michael K. Robinson

06 Paul H. Sunu

07 David L. Treadwell

08 Wayne Wilson ☐ ☐ ☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “FOR ALL (except as indicated to the contrary below)” box and write the number(s) of such nominee(s) in the space provided above.)

*Exceptions ____________________________________________________

FOR AGAINST ABSTAIN

2. Approval on an advisory basis of our NAMED executive OFFICER compensation. ☐ ☐ ☐

1	YEAR 2 YEARS 3 YEARS ABSTAIN

3. Recommendation on the frequency of the advisory vote on NAMED executive OFFICER compensation. ☐ ☐ ☐ ☐

FOR AGAINST ABSTAIN

4. Ratification of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2012.

☐ ☐ ☐

NOTE: The PROXIES MAY Also VOTE ON OR TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Mark Here for

Address Change

or Comments

SEE REVERSE

NOTE: Please sign as your name appears hereon. All holders must sign. If you are a joint owner, each holder must sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. If a corporation, please sign using full corporate name by president or authorized officer. If a partnership, please sign using partnership name by authorized person.

Signature Signature Date

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting date. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/frp Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the annual meeting of shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are also available at:

http://bnymellon.mobular.net/bnymellon/frp

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PROXY

FAIRPOINT COMMUNICATIONS, INC.

2012 Annual Meeting of Shareholders – May 30, 2012 – 11:00 a.m.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FAIRPOINT COMMUNICATIONS, INC.

The undersigned hereby appoints Ajay Sabherwal and Peter G. Nixon, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side of this ballot, all the shares of FairPoint Communications, Inc. common stock, par value $0.01 per share, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2012 Annual Meeting of Shareholders of FairPoint Communications, Inc. to be held at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202 on Wednesday, May 30, 2012, at 11:00 a.m. EDT, or at any adjournment or postponement thereof (the “Annual Meeting”), with all powers which the undersigned would possess if present at the Annual Meeting.

The undersigned hereby acknowledges receipt of the notice of the Annual Meeting and the proxy statement furnished herewith, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

The shares represented by this proxy will be voted as specified, but if no specification is made, this proxy will be voted according to the Board of Directors recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Address Change/Comments (If you note any address change or comments, please mark the corresponding box on the reverse side)

SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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